Exhibit 2.1

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Agreement and Plan of Merger
Among
Duff & Phelps Corporation,
Duff & Phelps Acquisitions, LLC,
Dakota Holding Corporation,
Dakota Acquisition I, Inc.
and
Dakota Acquisition II, LLC
Dated as of December 30, 2012

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6.13	Financing; Financing Cooperation	52
6.14	Stockholder Litigation	56
6.15	Rule 16b-3	56
6.16	Notification of Certain Matters	56

ARTICLE VII	Conditions
7.1	Conditions to Each Party's Obligation to Effect the Mergers	57
7.2	Conditions to Obligations of the Buyer Parties	58
7.3	Conditions to Obligation of the Company Parties	58
7.4	Frustration of Closing Conditions	59

ARTICLE VIII	Termination
8.1	Termination by Mutual Consent	59
8.2	Termination by Either Parent or the Company	59
8.3	Termination by the Company	60
8.4	Termination by Parent	61
8.5	Effect of Termination and Abandonment	61

ARTICLE IX	Miscellaneous and General
9.1	Nonsurvival of Representations and Warranties and Agreements	66
9.2	Modification or Amendment	66
9.3	Waiver of Conditions	66
9.4	Counterparts	66
9.5	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	66
9.6	Notices	68
9.7	Entire Agreement	69
9.8	No Third Party Beneficiaries	70
9.9	Obligations of Parent and of the Company	70
9.10	Non-recourse	70
9.11	Definitions	71
9.12	Severability	71
9.13	Interpretation; Construction.	71
9.14	Assignment	72

ANNEX A	DEFINED TERMS

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AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 30, 2012, among Duff & Phelps Corporation, a Delaware corporation (the “Company”), Duff & Phelps Acquisitions, LLC, a Delaware limited liability company (“DPA” and, together with the Company, the “Company Parties”), Dakota Holding Corporation, a Delaware corporation (“Parent”), Dakota Acquisition I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Dakota Acquisition II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub I (“Merger Sub II,” and together with Parent and Merger Sub I, the “Buyer Parties”).
RECITALS
WHEREAS, the parties wish to effect a business combination through a merger of Merger Sub I with and into the Company (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the parties wish to also effect a business combination through a merger of Merger Sub II with and into DPA (the “DPA Merger” and together with the Company Merger, the “Mergers”) on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the respective boards of directors of each of Parent, Merger Sub I, Merger Sub II and the Company have approved the Mergers upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company Parties to enter into this Agreement, each of Carlyle Global Financial Services Partners, L.P., Edmond de Rothschild Europportunities II SCA SICAR, Pictet & Cie and Trident V DP Holdings LP (the “Guarantors”) is entering into a guaranty with the Company Parties (each a “Guarantee”) pursuant to which each of the Guarantors is guaranteeing certain obligations of the Buyer Parties in connection with this Agreement as specified therein;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer Parties to enter into this Agreement, the Rollover Stockholders have entered into the Rollover Agreements with Parent pursuant to which, among other things, the Rollover Stockholders have agreed, on the terms and subject to the conditions set forth in the Rollover Agreements, to make the Rollover Investment;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer Parties to enter into this Agreement, certain stockholders and unitholders of the Company Parties have entered into a Voting and Support Agreement (each a “Voting and Support Agreement") in connection with the Mergers; and
WHEREAS, the Company Parties and Buyer Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Mergers; Closing; Effective Time

1.1    The Mergers.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the DPA Merger Effective Time, Merger Sub II shall be merged with and into DPA in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the separate existence of Merger Sub II shall thereupon cease. DPA shall be the surviving entity in the DPA Merger (sometimes hereinafter referred to as the “Surviving Entity"). The DPA Merger shall have the effects specified in the DLLCA.

(b)Upon the terms and subject to the conditions set forth in this Agreement, at the Company Merger Effective Time, Merger Sub I shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporations Act (the “DGCLDGCL1.1”) and the separate corporate existence of Merger Sub I shall thereupon cease. The Company shall be the surviving corporation in the Company Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Company Merger shall have the effects specified in the DGCL.

1.2    Closing. The closing for the Mergers (the “ClosingClosing1.2”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. (New York local time) on the later of (i) the third (3rd) Business Day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of all conditions at the Closing) and (ii) the earlier of (A) a date during the Marketing Period to be specified by Parent on no fewer than three (3) Business Days' notice to the Company, and (B) the third (3rd) Business Day following the final day of the Marketing Period (subject, in the case of each of subclauses (A) and (B) of this clause (ii), to the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article VII as of the date determined pursuant to this Section 1.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of all conditions at the Closing)), or (iii) at such other time and date or at such other place as Parent and the Company may mutually agree upon in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (New York local time) other than a Saturday or Sunday or a day on which commercial banks in the City of New York are required or authorized by law or executive order to close.

1.3    Effective Times.

(a)    At the Closing, DPA and Merger Sub II shall cause a certificate of merger (the “DPA Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 18-209(c) of the DLLCA. The DPA Merger shall become effective at the time when the DPA Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company Parties and Buyer Parties in writing and specified in the DPA Certificate of Merger (the “DPA Merger Effective Time”).

(b)    At the Closing, immediately after the DPA Certificate of Merger has been filed pursuant to Section 1.3(a), the Company and Merger Sub I shall cause a certificate of merger (the “Company Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251(c) of the DGCL. The Company Merger shall become effective at the time when the Company Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Company Certificate of Merger (the “Company Merger Effective Time”); provided that the Company Merger Effective Time shall follow the DPA Merger Effective Time.

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation and Surviving Entity

2.1    The Surviving Corporation Certificate of Incorporation. The certificate of incorporation of the Company shall be amended as a result of the Company Merger so as to read in its entirety as the certificate of incorporation of Merger Sub I except that Article I thereof shall be amended to properly reflect the name of the Surviving Corporation and with such modifications as may be required by Section 6.11 and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law.

2.2    The Surviving Corporation Bylaws. The bylaws of the Company shall be amended as a result of the Company Merger so as to read in their entirety as the bylaws of Merger Sub I and with such modifications as may be required by Section 6.11 and, as so amended, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided therein or by applicable Law.

2.3    The Surviving Entity Certificate of Formation. The certificate of formation of DPA shall be the certificate of formation of the Surviving Entity (the “Certificate of Formation"), until duly amended as provided therein or by applicable Law.

2.4    The Surviving Entity LLC Agreement. The limited liability agreement of DPA shall be amended in its entirety as the limited liability company agreement of Merger Sub II (except that the name of the Surviving Entity shall be “Duff & Phelps Acquisitions, LLC”) and, as so amended, shall be the limited liability company agreement of the Surviving Entity (the “LLC Agreement”), until duly amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors of the Surviving Corporation and Surviving Entity

3.1    Directors of the Surviving Corporation. The parties hereto shall take, or cause to be taken, all actions necessary so that the board of directors of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
3.2    Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.4    Officers of the Surviving Entity. The officers of DPA immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the LLC Agreement.

3.5    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation or Surviving Entity shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation or Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub I, in the case of the Surviving Corporation, or DPA or Merger Sub II, in the case of the Surviving Entity, acquired or to be acquired by the Surviving Corporation or Surviving Entity as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation or Surviving Entity, as the case may be, shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub I, in the case of the Surviving Corporation, or either DPA or Merger Sub II, in the case of the Surviving Entity, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporation or limited liability company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or Surviving Entity or otherwise to carry out this Agreement.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1    DPA Merger Effect on Limited Liability Interests and Capital Stock. At the DPA Merger Effective Time, as a result of the DPA Merger and without any action on the part of the holder of any limited liability units of DPA or the sole member of Merger Sub II:

(a)    Merger Consideration. Each New Class A Unit of DPA (a “New Class A Unit”) issued and outstanding immediately prior to the DPA Merger Effective Time other than (i) (A) issued and outstanding New Class A Units owned directly by Parent, Merger Sub I or Merger Sub II, (B) issued and outstanding New Class A Units owned directly by DPA, and in each case of (A) and (B) other than (x) New Class A Units held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (y) New Class A Units held, directly or indirectly, in respect of a debt previously contracted, and (C) New Class A Units that are Dissenting Units (as hereinafter defined) (together with the New Class A Units referred to in the immediately preceding clauses (A) and (B), the “Excluded Units”) and (ii) each New Class A Unit that is held by the Company (or any direct or indirect Subsidiary of the Company other than DPA) (“Company Units”) shall be converted into the right to receive $15.55 per New Class A Unit in cash (the “Per Unit Merger Consideration”) plus any unpaid distributions declared in accordance with this Agreement in respect of such New Class A Unit with a record date prior to the DPA Merger Effective Time, in each case without interest. At the DPA Merger Effective Time, all of the New Class A Units (other than Excluded Units and Company Units) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate and uncertificated interest formerly representing any of the New Class A Units (other than Excluded Units and Company Units) shall thereafter represent only the right to receive the Per Unit Merger Consideration for each such New Class A Unit plus any unpaid distributions declared in accordance with this Agreement in respect of such unit with a record date prior to the DPA Merger Effective Time, in each case without interest, in accordance with this Section 4.1 and Section 4.3.

(b)    Cancellation of Excluded Units. Each Excluded Unit issued and outstanding immediately prior to the DPA Merger Effective Time shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Units to receive the payment for such Dissenting Units pursuant to Section 4.3(f). As used in this Article IV, the term “Record Holder” means, with respect to any security of DPA or the Company, a Person who was, immediately prior to the Effective Time, the holder of record of such security.

(c)    Company Units. Each Company Unit issued and outstanding immediately prior to the DPA Merger Effective Time shall be converted into one limited liability company unit of the Surviving Entity.

(d)    Merger Sub II. Each limited liability unit of Merger Sub II issued and outstanding immediately prior to the DPA Merger Effective Time shall be converted into one limited liability unit of the Surviving Entity.

(e)    Class B Shares of Company. At the DPA Merger Effective Time, pursuant to Section 4.3(d) of the certificate of incorporation of the Company, each outstanding share of Class B Common Stock, par value $0.0001 per share, of the Company (a “Class B Share”) shall cease to be outstanding, shall be cancelled without payment of any consideration therefore and shall cease to exist.

4.2    Company Merger Effect on Capital Stock. At the Company Merger Effective Time, as a result of the Company Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub I:

(a)    Merger Consideration. Each share of Class A Common Stock, par value $0.01 per share, of the Company (a “Class A Share”) issued and outstanding immediately prior to the Company Merger Effective Time other than (i) (A) issued and outstanding Class A Shares owned directly by Parent, Merger Sub I or Merger Sub II, including for the avoidance of doubt each Class A Share contributed to Parent by the Rollover Stockholders in accordance with the Rollover Agreements, (B) issued and outstanding Class A Shares owned by DPA, the Company or any direct or indirect wholly owned Subsidiary of the Company or DPA, in each case of (A) and (B) other than (x) Class A Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (y) Class A Shares held, directly or indirectly, in respect of a debt previously contracted), and (C) Class A Shares that are Dissenting Shares (as hereinafter defined) (together with the Class A Shares referred to in the immediately preceding clauses (i) and (ii), the “Excluded Shares”) and (ii) each Class A Share (other than Excluded Shares) that is held by any direct or indirect Subsidiary of the Company (the “Subsidiary Shares”) shall be converted into the right to receive $15.55 per Class A Share in cash (the “Per Share Merger Consideration”) plus any unpaid dividends declared in accordance with this Agreement in respect of such Class A Share with a record date prior to the Company Merger Effective Time, in each case without interest. At the Company Merger Effective Time, all of the Class A Shares (other than Excluded Shares and Subsidiary Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate and uncertificated interest formerly representing any of the Class A Shares (other than Excluded Shares and Subsidiary Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Class A Share plus any unpaid dividends declared in accordance with this Agreement in respect of such share with a record date prior to the Company Merger Effective Time, in each case without interest, in accordance with this Section 4.1 and Section 4.3.

(b)    Cancellation of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Company Merger Effective Time shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 4.3(f).

(c)    Subsidiary Shares. Each Subsidiary Share issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that the ownership percentage of such Subsidiary in the Surviving Corporation immediately following the Company Merger Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Company Merger Effective Time.

(d)    Merger Sub I. Each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.3    Exchange of Certificates.

(a)    Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent (the “Paying Agent”), which shall be reasonably acceptable to the Company, for the payment of the Per Share Merger Consideration and the Per Unit Merger Consideration, as applicable. Prior to the DPA Merger Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the Record Holders of Class A Shares (other than Excluded Shares and Subsidiary Shares) and New Class A Units (other than Excluded Units and Company Units), a cash amount in immediately available funds necessary and sufficient for the Paying Agent to make all payments under Section 4.1(a) and Section 4.2(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as set forth in this Article IV. The Paying Agent shall invest the Exchange Fund as directed by Parent solely in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or (iv) a combination of any of the foregoing. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) and Section 4.2(a) shall be returned to Parent in accordance with Section 4.3(d). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a) and Section 4.2(a), Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a) and Section 4.2(a).

(b)    Exchange Procedures. Promptly after the Closing Date (in any event within five Business Days after the Closing Date), Parent shall cause the Paying Agent to mail to each Record Holder of Class A Shares and New Class A Units (other than with respect to Excluded Shares, Subsidiary Shares, Excluded Units and Company Units) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the certificates or transfer of the uncertificated Class A Shares or New Class A Units (or affidavits of loss in lieu thereof as provided in Section 4.3(e)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the certificates (or affidavit of loss in lieu thereof as provided in Section 4.3(e)) or transfer of the uncertificated Class A Shares or New Class A Units in exchange for the amount to which such Record Holder is entitled as a result of the Mergers pursuant to Section 4.1(a) and Section 4.2(a). Upon delivery of such letter of transmittal by any Record Holder of Class A Shares (other than Excluded Shares and Subsidiary Shares) or New Class A Units (other than Excluded Units and Company Units), duly completed and duly executed in accordance with its instructions, and the surrender to the Paying Agent of a certificate that immediately prior to the DPA Merger Effective Time or Company Merger Effective Time represented New Class A Units or Class A Shares, respectively (or affidavit of loss in lieu thereof as provided in Section 4.3(e)) or transfer of uncertificated Class A Shares or New Class A Units, as applicable, the holder thereof shall be entitled to receive in exchange therefor a cash amount by check (less any required Tax withholdings as provided in Section 4.3(g) equal to the sum of (i) the product of (x) the number of Class A Shares represented by such certificate (or affidavit of loss in lieu thereof as provided in Section 4.3(e) or uncertificated Class A Shares and (y) the Per Share Merger Consideration, (ii) the product of (x) the number of New Class A Units represented by such certificate (or affidavit of loss in lieu thereof as provided in Section 4.3(e)) or uncertificated New Class A Units and (y) the Per Unit Merger Consideration and (iii) any unpaid dividends or distributions in respect of such share or unit with a record date prior to the Company Merger Effective Time. No interest will be paid or accrued on any amount payable upon due surrender of the certificates or uncertificated New Class A Units or Class A Shares.

(c)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Class A Shares that were outstanding immediately prior to the Company Merger Effective Time or on the transfer books of DPA of the New Class A Units that were outstanding immediately prior to the DPA Merger Effective Time. If, after the Company Merger Effective Time or DPA Merger Effective Time, as applicable, any certificated or uncertificated Class A Share or New Class A Unit is presented to the Surviving Corporation or Surviving Entity, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 4.3(b), exchanged for the cash amount to which the Record Holder thereof is entitled pursuant to this Article IV (less any required Tax withholdings as provided in Section 4.3(g)) to be paid by check or wire transfer of immediately available funds to an account designated by such holder.

(d)    Termination of Exchange Fund. Subject to Section 4.6, any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of the Class A Shares and New Class A Units for twelve (12) months after the Company Merger Effective Time shall be delivered to Parent. Any Record Holder of Class A Shares (other than Excluded Shares) or New Class A Units (other than Excluded Units) who has not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the amount to which such Record Holder is entitled as a result of the Mergers pursuant to Section 4.1(a) or 4.2(a) (less any required Tax withholdings as provided in Section 4.3(g)), without any interest thereon.

(e)    Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation or Surviving Entity or the Paying Agent with respect to such certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.3(g)) equal to the product of (i) the number of Class A Shares represented by such lost, stolen or destroyed certificate and (ii) the Per Share Merger Consideration or, if applicable, the product of (x) the number of New Class A Units represented by such lost, stolen or destroyed certificate and (y) the Per Unit Merger Consideration. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(f)    Dissenting Shares and Dissenting Units.

(i)    Notwithstanding any provision of this Agreement to the contrary, if required by DGCL (but only to the extent required thereby), Class A Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Per Share Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under DGCL. If, after the Company Merger Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Company Merger Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, and Parent shall remain liable for payment of the Per Share Merger Consideration for such shares. At the Company Merger Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of DGCL and as provided in the previous sentence. The Company will give Parent (x) notice of any demands received by the Company for appraisals and (y) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.

(ii)    Notwithstanding any provision of this Agreement to the contrary, if required by DGCL (but only to the extent required thereby and for purposes of this Section 4.3(f)(ii) treating DPA as if it were a Delaware corporation and the New Class A Units as if they were common stock of DPA and applying such other changes to this Section 4.3(f)(ii) and the DGCL as applicable to reflect the foregoing), New Class A Units that are issued and outstanding immediately prior to the DPA Merger Effective Time and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, the procedures of Section 262 of the DGCL (the “Dissenting Units”) will not be converted into the right to receive the Per Unit Merger Consideration, and holders of such Dissenting Units will be entitled to receive payment of the fair value of such Dissenting Units in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the DPA Merger Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Units will thereupon be treated as if they had been converted into and have become exchangeable for, at the DPA Merger Effective Time, the right to receive the Per Unit Merger Consideration, without any interest thereon, and Parent shall remain liable for payment of the Per Unit Merger Consideration for such units. At the DPA Merger Effective Time, any holder of Dissenting Units shall cease to have any rights with respect thereto, except the rights provided in Section 262 of DGCL and as provided in the previous sentence. The Company and DPA will give Parent (i) notice of any demands received by the Company or DPA for appraisals and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company and DPA shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.

(g)    Withholding Rights. Each of Parent, the Surviving Corporation, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Class A Shares and New Class A Units cancelled in the Mergers such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Surviving Entity, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, the Surviving Entity, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Class A Shares or New Class A Units in respect of which such deduction and withholding was made by the Surviving Corporation or Surviving Entity, Parent or the Paying Agent, as the case may be.

4.4    Treatment of Outstanding Options and Restricted Stock Awards.

(a)    Options. At the Company Merger Effective Time and except as agreed between Parent and any holder thereof, each outstanding and unexercised option to purchase Class A Shares (a “Company Option”) issued by the Company under the Stock Plan or otherwise, whether vested or unvested, shall be accelerated and cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Company Merger Effective Time, an amount in cash equal to the product of (i) the total number of Class A Shares subject to such Company Option immediately prior to the Company Merger Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Class A Common Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b)    Director Stock Awards. At the Company Merger Effective Time, each outstanding restricted stock award, restricted stock unit award and any other similar equity award which is held by a non-employee member of the Board of Directors of the Company (each, a “Director RSA”) issued by the Company under the Stock Plan or otherwise shall be cancelled in exchange for the right to receive a lump sum cash payment of the Per Share Merger Consideration, without interest, with respect to each Director RSA. All such payments with respect to each Director RSA shall be made by the Surviving Corporation as promptly as reasonably practicable following the Company Merger Effective Time (and in all events no later than the later of (A) ten (10) Business Days following the Company Merger Effective Time and (B) the last day of the Surviving Corporation's first regular payroll cycle following the Closing).

(c)    Restricted Stock Awards. Unless otherwise agreed with the holder, at the Company Merger Effective Time, each outstanding restricted stock award, restricted stock unit award and any other similar equity award that is not a Director RSA (a “Company RSA”) issued by the Company under the Stock Plan or otherwise shall be assumed and converted into the right to receive the Per Share Merger Consideration, with the right to receive such amount to be subject to the satisfaction of any vesting conditions (including any vesting required as a consequence of the consummation of the transactions contemplated by this Agreement) applicable to the Company RSA under the applicable award agreement.

(d)    Payment of Equity Incentive Amounts. Parent will take all actions necessary so that, at or after the Company Merger Effective Time or DPA Merger Effective Time, as applicable, the Surviving Corporation shall pay or cause to be paid to each holder of Company Options, Director RSA and Company RSAs granted under the Stock Plan or otherwise the awards to which such holder is entitled as determined in accordance with this Section 4.4 through the Surviving Corporation's or applicable Subsidiary's payroll, unless alternative arrangements are specified by such holder, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Company Options, Director RSA and Company RSAs, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts.

(e)    Corporate Actions. At or prior to the Company Merger Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company and DPA, as applicable, shall adopt resolutions to implement the provisions of Sections 4.4(a), 4.4(b), 4.4(d) and 4.4(e).

4.5    Adjustments to Prevent Dilution. In the event that the Company or DPA changes the number of Class A Shares or New Class A Units or securities convertible or exchangeable into or exercisable for Class A Shares or New Class A Units issued and outstanding prior to the DPA Merger or Company Merger Effective Time, as applicable, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration or Per Unit Merger Consideration, as applicable, shall be equitably adjusted to reflect such change.

4.6    No Liability. To the fullest extent permitted by applicable Law, none of the parties to this Agreement, the Surviving Corporation, the Surviving Entity or the Paying Agent will be liable to any stockholders of the Company or unitholders of DPA or other Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by stockholders of the Company or unitholders of DPA as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

ARTICLE V

Representations and Warranties

5.1    Representations and Warranties of the Company Parties. Except as set forth in (x) corresponding sections or subsections of the disclosure letter delivered to Parent by the Company Parties prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent) or (y) any Company Report filed with or furnished to the SEC under Section 13(a), 14(a) or 15(d) of the Exchange Act and publicly available at least two days prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section or market risk section, and in any section relating to forward looking, safe harbor or similar statements or to other disclosures in such Company Reports to the extent (and only to the extent) they are cautionary, predictive or forward-looking in nature), the Company Parties hereby represent and warrant to the Buyer Parties that:

(a)    Organization, Good Standing and Qualification. Each of the Company Parties and their Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, existing, in good standing, qualified or to have such power or authority, individually or in the aggregate, has not had a Company Material Adverse Effect. The Company Parties have publicly filed with the SEC or otherwise made available to Parent complete and correct copies of the certificates of incorporation and bylaws or comparable organizational and governing documents of each of the Company Parties and their “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act), each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, the term:

(i)    “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; and

(iii)    “Company Material Adverse Effect” means a change, event, occurrence, state of facts or development (an “Event”) that (1) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the Company Parties and their Subsidiaries, taken as a whole; provided, however, that no Events to the extent arising out of any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to have occurred pursuant to this clause (1): (a) Events generally affecting the economy, credit, capital, securities or financial markets or political or geopolitical conditions in the United States or elsewhere in the world, including changes in interest and exchange rates; (b) Events that are the result of acts of war (whether or not declared), armed hostilities, sabotage, terrorism or any man-made or natural disasters, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage, terrorism or disasters; (c) Events that are the result of factors generally affecting any of the industries in which the Company Parties or their Subsidiaries operate; (d) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change in any Law or GAAP (or other accounting standards applicable to the Company Parties or their Subsidiaries) on or after the date hereof; (e) any failure by the Company Parties to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any Event underlying such failure has or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); (f) any decline in the market price or trading volume of the Class A Shares on the NYSE (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any Event underlying such failure has or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); (g) the public announcement or pendency of this Agreement, including public announcement of the identity of (or any facts or circumstances relating to) the Buyer Parties or their respective Affiliates, or any communication by the Buyer Parties or any of their respective Affiliates regarding their plans or intentions with respect to the post-Closing conduct of the business or assets of the Company Parties or their Subsidiaries; or (h) any action or omission explicitly required under this Agreement or any action taken or omitted to be taken at the specific request of the Buyer Parties or any action or omission to which any of the Buyer Parties has expressly consented in writing or any omission caused by the failure of Buyer to provide a consent under Section 6.1 within a reasonable time following receipt of a reasonably detailed written request for such consent (other than any such consent with respect to which Parent has reasonably withheld such consent pursuant to and consistent with Section 6.1); provided, further, that the Events set forth in clauses (a), (b), (c), and (d) may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur, in each case to the extent, and only to the extent, that such Events have a disproportionate adverse impact on the Company Parties and their Subsidiaries, taken as a whole, compared to other companies operating in the industries in which any of the Company Parties or their Subsidiaries operate, or (2) prevents, materially impedes or materially delays, or would reasonably be expected to prevent, materially impede or materially delay any Company Party's ability to consummate the transactions contemplated by this Agreement.

(b)    Capital Structure. The authorized capital stock of the Company consists of 100,000,000 Class A Shares, 50,000,000 Class B Shares and 50,000,000 shares of preferred stock, par value $0.01 (“Preferred Shares”), of which 35,718,406 Class A Shares, 1,975,931 Class B Shares and no Preferred Shares were outstanding as of the date hereof. The authorized equity interests of DPA consist of 200,000,000 New Class A Units, of which 1,975,931 were outstanding as of the date hereof. As of the date hereof, (i) an aggregate of 1,524,237 Class A Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Options issued pursuant to the Duff & Phelps Corporation Further Amended and Restated 2007 Omnibus Stock Incentive Plan (the

“Stock Plan”), (ii) 5,336,207 Company RSAs and/or Director RSAs were outstanding under the Stock Plan and (iii) no restricted New Class A Units were outstanding. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list as of the date hereof of (i) a schedule of the outstanding Company Options, including the applicable exercise prices therefor, vesting schedules and the holders thereof, and (ii) a schedule of the Company RSAs, including vesting schedules and the holders thereof. Each of the outstanding shares of capital stock or other equity securities of each of the Company Parties and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other equity securities of each of the Subsidiaries of the Company Parties is owned by the Company or DPA or by a direct or indirect wholly owned Subsidiary of the Company or DPA, free and clear of any lien, charge, pledge, mortgage, security interest, claim or other encumbrance (each, a “Lien”) other than (i) Liens imposed under any federal or state securities Laws or (ii) under the Credit Agreement. Except as set forth above and except as set forth in the certificate of incorporation or bylaws of the Company or the limited liability company agreement of DPA or in the Exchange Agreement, as of the date hereof, there are no preemptive rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls or commitments or similar rights, or any agreements or arrangements to which the Company Parties or any of their Subsidiaries are a party or by which they are bound, that obligate any of the Company Parties or any of their Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company Parties or any of their Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company Parties or any of their Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Class A Shares in accordance with the terms of the Stock Plan or pursuant to the exchange of New Class A Units for Class A Shares, such Class A Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens other than Liens imposed under any federal or state securities Laws. None of the Company Parties or any of their Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness which by their terms grant to their holders the right to vote (or which are by their terms convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or equity holders of DPA on any matter. Except as set forth in the certificate of incorporation or bylaws of the Company or the limited liability company agreement of DPA and the Exchange Agreement, there are no contractual obligations of any of the Company Parties or any of their Subsidiaries pursuant to which any of the Company Parties or any of their Subsidiaries is required to register under the Securities Act or purchase any Class A Shares, Class B Shares, New Class A Units or other equity interests of the Company Parties or any of their Subsidiaries or any other securities of the Company Parties or any of their Subsidiaries. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list as of the date hereof of any Affiliate of the Company Parties that is not a Subsidiary of a Company Party in which the Company Parties or any of their Subsidiaries own, directly or indirectly, any equity interest.

(c)    Corporate Authority; Approval and Fairness; Opinion of Financial Advisor.

(i)    The Company and DPA have all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement, subject, in the case of the Company Merger, to receipt of the Stockholder Approval. The execution, delivery and performance by the Company and DPA of this Agreement and the transactions contemplated hereby, including the Mergers, have been duly authorized and approved by the Company and DPA and no corporate, company, limited partnership or other action on the part of the Company or DPA is necessary other than the receipt of the affirmative vote of a majority of the votes entitled to be cast by the holders of the Class A Shares and the Class B Shares, voting together as a single class (the “Company Requisite Vote”). In its capacity as the managing member of DPA, the Company acting through its Board of Directors has determined that the DPA Merger is fair to, and in the best interests of, DPA and the holders of the New Class A Units and has taken all necessary action to approve this Agreement and the DPA Merger and the other transactions contemplated hereby for all purposes under the LLC Agreement and the DLLCA. This Agreement has been duly executed and delivered by the Company and DPA and, assuming the due execution and delivery by each of the other parties hereto, constitutes a valid and binding agreement of the Company and DPA enforceable against the Company and DPA in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)    As of the date hereof, the Board of Directors of the Company has, (A) by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present and voting (1) determined that the Company Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Company Merger and the other transactions contemplated hereby, and has resolved, subject to Section 6.2, to recommend adoption of this Agreement to the holders of Class A Shares and Class B Shares (the “Company Recommendation”), (2) directed that this Agreement be submitted to the holders of the Class A Shares and Class B Shares for their adoption at a stockholders' meeting duly called and held for such purpose and (B) received the opinion of the Company's financial advisor, Centerview Partners LLC, to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth therein, the Per Share Merger Consideration to be paid to the holders of Class A Shares (other than Excluded Shares and any Class A Share that is held by any direct or indirect Subsidiary of the Company) pursuant to this Agreement is fair, from a financial point of view, to such holders.

(d)    Governmental Filings; No Violations; Certain Contracts.

(i)    Except for (A) such filings of reports under the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; (B) such filings and notifications as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder; (C) any required consent, approval, order or authorization of, or registration, declaration or filing with, the Financial Industry Regulatory Authority (“FINRA”) and the U.K. Financial Services Authority (the “FSA”); (D) the applicable requirements of the NYSE; or (E) the filing with the Secretary of State of the State of Delaware of the Company Certificate of Merger and the DPA Certificate of Merger as required by the DGCL and DLLCA; no material notices, reports or other filings are required to be made by the Company Parties or their Subsidiaries with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company Parties or their Subsidiaries from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company Parties and the consummation of the Mergers and the other transactions contemplated hereby.

(ii)    The execution, delivery and performance of this Agreement by the Company Parties do not, and the consummation of the Mergers and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of the Company's Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or, acceleration of any obligations under, or the creation of a Lien (other than a Permitted Lien) on any of the assets, of the Company Parties or any of their Subsidiaries pursuant to any agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument (each, a “Contract”) to which any of the Company Parties or any of their Subsidiaries is a party or by which any of the Company Parties or any of their Subsidiaries or any of their respective properties are bound or (C) assuming that the consents, approvals and filings referred to in Section 5.1(d)(i) are duly obtained and/or made, a violation of any Law to which any of the Company Parties or any of their Subsidiaries is subject, except, in the case of clause (B) or (C) above, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e)    Company Reports; Financial Statements.

(i)    The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act or the Securities Act on or after December 31, 2009 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, and including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company Reports”). As of their respective effective dates or filing or furnishing dates, as applicable, each of the Company Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective effective dates, filing or furnishing dates or amendment dates, as applicable, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved written comments received from the SEC with respect to any of the Company Reports.

(ii)    Each of the consolidated balance sheets and consolidated statements of operations, stockholders' equity and comprehensive income and cash flows included in or incorporated by reference into the Company Reports (the “Company Financial Statements”) (A) has been prepared in all material respects from, and in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly presents in all material respects the consolidated results of statements of income, changes in liabilities subordinated to claims of general creditors, changes in members' equity and the consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to normal year-end audit adjustments) and (C) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited statements for the absence of footnotes and other presentation items), except, in each case, as indicated in such statements or in the notes thereto. Since the Applicable Date, the books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in a manner designed to permit preparation of the Company's financial statements in accordance, in all material respects, with GAAP and any other applicable legal requirements. As of the date of this Agreement, KPMG LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iii)    The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the Company Reports is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company Reports. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date, the Company has disclosed to the Company's auditors and the Audit Committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that were Known to the Company and (B) any fraud or allegation of fraud Known to the Company that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

(iv)    Since the Applicable Date, (i) to the Knowledge of the Company, none of the Company Parties or any of their Subsidiaries or any of their directors or officers has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Parties or any of their Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company Parties or any of their Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company Parties or any of their Subsidiaries, whether or not employed by the Company Parties or any of their Subsidiaries, has reported to the Board of Directors of the Company, any committee thereof or to any officer of the Company Parties evidence of a material violation of securities laws, a breach of fiduciary duty or a similar material violation by the Company Parties or any of their Subsidiaries or any of their officers, directors or employees.

(v)    None of the Company Parties or any of their Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company's consolidated balance sheet as of September 30, 2012 included in the Company Reports filed prior to the date of this Agreement, (B) incurred since September 30, 2012 in the ordinary course of business consistent with past practice, (C) reasonably incurred since the date hereof as a result of actions required by the terms of this Agreement or (D) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f)    Absence of Certain Changes. Since December 31, 2011 through the date hereof, (i) the Company Parties and their Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses, consistent with past practices and (ii) there has not been or occurred a Company Material Adverse Effect that is continuing.

(g)    Litigation and Liabilities.

(i)    There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company Parties or any of their Subsidiaries that would reasonably be expected to be material to the Company Parties and their Subsidiaries, taken as a whole.

(ii)    None of the Company Parties or any of their Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, settlement agreement, decree or award entered, issued or made by or with any Governmental Entity that is material to the Company Parties and their Subsidiaries, taken as a whole.

(iii)    The term “Knowledge" (and derivative terms thereof) when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g)(iii) of the Company Disclosure Letter, following reasonable inquiry.

(h)    Employee Benefits.

(i)    As used herein, “Benefit Plans” shall mean all benefit and/or compensation plans, contracts, policies, agreements or arrangements including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any and all other deferred compensation, severance, equity compensation, stock option, stock purchase, stock appreciation rights, stock unit, stock based, incentive, change in control, bonus, health insurance, disability insurance, fringe benefits, profit sharing and pension plans, sponsored, maintained or contributed to by the Company Parties or any of their Subsidiaries or under which there is or would reasonably be expected to be any liability or obligation of the Company Parties or any of their Subsidiaries, whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA or other applicable law, (D) set forth in an employment agreement or consulting agreement or (E) written or oral; but in each case other than any plan, contract, policy, agreement or arrangement maintained or sponsored, or with respect to which contributions are mandated by, in each case, any Governmental Entity.

(ii)    All material U.S. Benefit Plans are listed on Section 5.1(h)(ii) of the Company Disclosure Letter. As used herein, “Non-U.S. Benefit Plans” shall mean Benefit Plans maintained outside of the United States primarily for the benefit of current or former employees, directors or individual independent contractors (“Service Providers”) providing services outside of the United States and “U.S. Benefit Plans” shall mean all Benefit Plans other than Non-U.S. Benefit Plans.

(iii)    Since the Applicable Date, all U.S. Benefit Plans have been maintained in compliance in all material respects with ERISA, the Code and any other applicable Laws. Except as would not be material to the Company Parties and their Subsidiaries, taken as a whole, each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code, has received a current favorable determination or opinion letter from the Internal Revenue Service (the “IRS”), such letter has not been revoked (nor, to the Knowledge of the Company, has revocation been threatened), and to the Knowledge of the Company, no circumstances exist as of the date hereof that would reasonably be expected to result in the loss of the qualification of such U.S. Benefit Plan under Section 401(a) of the Code or such trust under Section 501(a) of the Code. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company Parties nor any of their Subsidiaries has engaged in a transaction with respect to any U.S. Benefit Plan that could reasonably be expected to subject the Company Parties or any of their Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Parties, any of their Subsidiaries or any other entity that, together with the Company Parties or any of their Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, a “Company ERISA Affiliate”) maintains or contributes or has within the past six years maintained or contributed to an employee benefit plan that is subject to Section 302 subtitles C or D of Title IV of ERISA or Sections 412, 430 or 4971 of the Code without limiting the generality of the foregoing, none of the Company Parties, nor any of their Subsidiaries, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(iv)    Except as in each case has not had, individually or in the aggregate, a Company Material Adverse Effect: (A) the Company Parties, their Subsidiaries and the Company ERISA Affiliates do not have, and in the six years prior to the date hereof have not had, any obligation to contribute to any plan within the meaning of ERISA Sections 3(37) and 4001(a)(3); (B) the Company Parties, their Subsidiaries and the Company ERISA Affiliates do not and in the six years prior to the date hereof have not maintained or sponsored a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4063 or Code Section 413(c); and (C) none of the Company Parties, their Subsidiaries or the Company ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) that has not been satisfied in full.

(v)    There is no (and during the past two years there has been no) proceeding, claim or suit pending or, to the Knowledge of the Company, threatened relating to the U.S. Benefit Plans that would be material to the Company Parties and their Subsidiaries, taken as a whole, other than routine claims for benefits. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, none of the U.S. Benefit Plans, and to the Knowledge of the Company, none of the Non-U.S. Benefit Plans, provides for medical, life or death benefits beyond termination of service or retirement, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state or local Law. Except pursuant to individual arrangements providing for post-termination welfare benefits not in excess of three years or as set forth on Schedule 5.1(h)(v)(B), the Company Parties and each of their Subsidiaries have reserved the right to amend, terminate or modify at any time all material plans or material arrangements providing for post-retirement welfare benefits.

(vi)    Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, no compensation payable by the Company Parties or any of their Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code.

(vii)    Except has not had, individually or in the aggregate, a Company Material Adverse Effect and except as otherwise set forth in this Agreement, none of the execution of this Agreement, the adoption of this Agreement by holders of shares constituting the Company Requisite Vote nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) may (A) entitle any current or former Service Provider to severance pay (other than severance pay required by any Law) or any increase in severance pay upon any termination of employment, (B) except as required by any Law, result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or benefit to any current former Service Provider or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan, or (C) accelerate the time of payment or vesting or exercisability, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans. Without limiting the generality of the foregoing, except as has not had, individually or in the aggregate, a Company Material Adverse Effect, no amount that has been or could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any individual who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code or otherwise.

(viii)    All Non-U.S. Benefit Plans have been maintained in compliance in all material respects with applicable local Law. With respect to each Non-U.S. Benefit Plan, all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan to have been made by the Company Parties and their Subsidiaries have been made, or, if applicable, accrued in all material respects in accordance with normal accounting practice. Each material Non-U.S. Benefit Plan required to be registered by the Company Parties and their Subsidiaries has been registered and has been maintained in all material respects in good standing with the applicable Governmental Entities and, to the Knowledge of the Company, no circumstances exist as of the date hereof that would reasonably be expected to result in the loss of the good standing of such Non-U.S. Benefit Plan.

(i)    Compliance with Laws; Licenses.

(i)    Since the Applicable Date, the Company Parties and their Subsidiaries have complied in all material respects with all applicable federal, state, local and foreign laws, statutes, ordinances, common law, and any applicable rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity (collectively, “Laws”). To the Knowledge of the Company, since the Applicable Date, there have been no material investigations or formal reviews by any Governmental Entity with respect to the Company Parties or any of their Subsidiaries and, to the Knowledge of the Company, there are no such material investigations or formal reviews pending or threatened, and nor have the Company Parties or any of their Subsidiaries received since the Applicable Date written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same, except in each case for normal examinations conducted by a Governmental Entity in the ordinary course of the business of the Company Parties and their Subsidiaries that did not identify any deficiencies or issues that are material to the business of the Company Parties and their Subsidiaries, taken as a whole, that have not been resolved in all material respects prior to the date hereof. Each of the Company Parties and their Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except where the failure to so obtain or be in compliance is not material to the Company Parties and their Subsidiaries, taken as a whole. Since the Applicable Date, none of the Company Parties or any of their Subsidiaries has received written notice that the Governmental Entity issuing or authorizing any such License intends to terminate or refuse to renew or reissue such License other than ordinary course correspondence near the end of term of a License or where the termination or failure to renew or reissue such License would not be material to the Company Parties and their Subsidiaries, taken as a whole.

(ii)    None of the Company Parties or any of their Subsidiaries or, to the Company's Knowledge, any of their respective directors, officers, employees, representatives, consultants or agents acting directly for or on behalf of the Company Parties or their Subsidiaries has, in the course of his, her or its actions for, or on behalf of, any of them (i) made or, to the Knowledge of the Company, offered any illegal contributions, gifts, entertainment or payments of other expenses, in each case from corporate funds, related to political activity, (ii) made or, to the Knowledge of the Company, offered any direct or indirect unlawful payments to any foreign or domestic Government Official for the purpose of influencing any act or decision of such person in their capacity as a Government Official, (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature to any Government Official or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act 2010 (the “Bribery Act") or, to the Knowledge of the Company, any other applicable Laws or any conventions to which any of the Company Parties or any of their Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, involving or to any Governmental Entity or any Government Official or commercial entity, including all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Other Anticorruption Laws”). As used herein, “Government Official” means any (i) official, officer, employee or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office, or any (iii) company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition. Since the Applicable Date, neither Company Party nor any Subsidiary of either Company Party has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA, the Bribery Act or, to the Knowledge of the Company, any Other Anticorruption Law.

(j)    Takeover Statutes. The Board of Directors of the Company has by a unanimous vote of those directors present and voting approved this Agreement and the transactions contemplated hereby to render inapplicable to this Agreement and such transactions any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar Law under any foreign, state or local Law (each, a “Takeover Statute”).

(k)    Environmental Matters.

(i)    Since the Applicable Date, the Company Parties and their Subsidiaries have been in compliance in all material respects with applicable Environmental Laws. The Company Parties and their Subsidiaries possess all material Licenses required under applicable Environmental Laws for the operation of their businesses as presently conducted and all such Licenses are in good standing. None of the Company Parties or any of their Subsidiaries has received from any Governmental Entity or any other Person any written claim, notice of violation or citation concerning any material violation or alleged material violation of, or material liability or alleged material liability under, any applicable Environmental Law since the Applicable Date. There are no material writs, injunctions, decrees, orders or judgments outstanding, or any material actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, against the Company Parties or any of their Subsidiaries concerning material compliance by the Company Parties or any of their Subsidiaries with, or material liability of the Company Parties or any of their Subsidiaries under, any applicable Environmental Law.

(ii)    (A) There have been no Releases by the Company Parties or any of their Subsidiaries of any Hazardous Substances into, on or under or from any Leased Real Property, and (B) none of the Company Parties or any of their Subsidiaries has been notified in writing of potential liability for any Releases by or arranged for by the Company Parties or any of their Subsidiaries of any Hazardous Substances into, on, under or from any other properties, including landfills in which Hazardous Substances have been Released or properties on or under or from which the Company Parties or any of their Subsidiaries has performed services, that in the case of either (A) or (B), would reasonably be expected to result in any material liability of the Company Parties or any of their Subsidiaries.

(iii)    As used herein, the term “Environmental Law” means any applicable law, regulation, code, order, judgment, decree or injunction from any Governmental Entity concerning (A) the protection of human health as it relates to exposure to any Hazardous Substance or the protection of the environment, including air (both ambient air and indoor air), surface water, groundwater, drinking water, soil, wildlife and natural resources, or (B) the production, use, storage, handling, release or disposal of Hazardous Substances.

(iv)    As used herein, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated on the date hereof as hazardous, toxic or a pollutant under any applicable Environmental Law, whether by type or by quantity, and including, without limitation, any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum or any derivative or by-product thereof, radon, radioactive material, toxic mold, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

(v)    As used herein, the term “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, or dispersal of Hazardous Substances into the environment.

(k)    Taxes.

(i)    All material Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed (taking into account any applicable extensions), and each such Tax Return is complete and accurate in all material respects. All Taxes due and payable by the Company and each of its Subsidiaries that are in an amount material to the Company and its Subsidiaries taken as a whole (whether or not shown on any Tax Return) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in their financial statements in accordance with GAAP.

(ii)    There is no material audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Taxes. There are no material Liens on any of the material assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and adequately reserved for in the latest audited financial statements included in the Company Reports.

(iii)    The Company and each of its Subsidiaries has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(iv)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency.

(v)    Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement or any material Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes or to which the only parties are the Company or any of its Subsidiaries), (B) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law), (C) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax return, (D) has any material liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes), (E) will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as a result of (1) a change in method of accounting occurring prior to the Closing Date, (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (3) a prepaid amount received, or paid, prior to the Closing Date or (4) deferred gains arising prior to the Closing Date, (F) has engaged in any listed transaction described in Treasury Regulation § 1.6011-4(b)(2) or (G) has received written notice from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction (except for any claims that would not reasonably be expected to be material).

(vi)    DPA qualifies, and has since the date of its formation qualified to be treated, as a partnership or “disregarded entity” within the meaning of Treasury Regulations Section 301.7701-2(a), and neither the Company nor DPA has taken a position inconsistent with such treatment with regard to any Tax. DPA has a valid election in effect under Section 754 of the Code.

(vii)    As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, claims for refund and any amendment thereof) required to be supplied to a Tax authority relating to Taxes.

(m)    Labor Matters. None of the Company Parties or any of their Subsidiaries is (A) a party to or otherwise bound by any material collective bargaining agreement or other material Contract with a labor union, labor organization, employee organization or works council, or (B) engaged in any material negotiation with any labor union, labor organization, employee organization or works council. None of the Company Parties or any of their Subsidiaries is the subject of any proceedings asserting that the Company Parties or any of their Subsidiaries has committed material unfair labor practice or seeking to compel it to bargain with any labor union, labor organization, employee organization or works council nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date any material labor strike, walk-out, work stoppage, slow-down, lockout or other material labor dispute involving the Company Parties or any of their Subsidiaries. The Company Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws in respect of employment and employment practices and terms and conditions of employment and wages and hours. None of the Company Parties nor any of their Subsidiaries has liabilities under the Worker Adjustment and Retraining Notification Act of 1998 or equivalent applicable Law in any other jurisdiction in which the Company Parties or any of their Subsidiaries operates.

(n)    Intellectual Property.

(i)The Company Parties and their Subsidiaries own or have the right pursuant to written Contracts or otherwise to use Intellectual Property that is material to the conduct of their businesses. Since the Applicable Date, no unresolved claim has been asserted in writing (and no such claim asserted prior to the Applicable Date is currently pending) against the Company Parties or any of their Subsidiaries, or to the Knowledge of the Company is threatened, concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property, except as would not be material to the Company Parties and their Subsidiaries, taken as a whole. To the Knowledge of the Company, no person is infringing upon or otherwise violating any Intellectual Property owned by the Company Parties or any of their Subsidiaries, except as would not be material to the Company Parties and their Subsidiaries, taken as a whole. To the Knowledge of the Company, the conduct of the business of the Company Parties and their Subsidiaries as presently conducted does not infringe upon or otherwise violate, and within the applicable statute of limitations periods has not infringed upon or otherwise violated, any Intellectual Property owned by a third party. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the Mergers would not reasonably be expected to result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Parties' or any of their Subsidiaries' right to own, use, hold for use, or otherwise exploit any Intellectual Property material to the conduct of their businesses and will not create any obligation of disclosure or provide any access by a third party to any software source code of the Company Parties or any of their Subsidiaries.

(ii)Section 5.1(n)(ii) of the Company Disclosure Letter sets forth a true and complete list of all material Intellectual Property owned by the Company Parties or their Subsidiaries that is currently registered with or subject to a pending application for registration before any Governmental Entity or internet domain name registrar worldwide, indicating for each item, as applicable, the jurisdiction, registration or application number and filing date. To the Knowledge of the Company, all of the rights of the Company Parties and their Subsidiaries to the Intellectual Property listed on Section 5.1(n)(ii) of the Company Disclosure Letter are valid and enforceable. Such Intellectual Property is owned by the Company Parties or their Subsidiaries free and clear of any Liens, other than Permitted Liens. The Company Parties and their Subsidiaries have taken commercially reasonable actions to maintain and protect the material Intellectual Property owned or purported to be owned by any of them and to protect the secrecy, confidentiality, and value of the Trade Secrets owned by any of them, in each case that are material to the conduct of the business of the Company Parties and their Subsidiaries as presently conducted.

(iii)For purposes of this Agreement, “Intellectual Property” means all (A) trademarks, service marks, brand names, Internet domain names, Internet account names (including social networking and media names), dialing and messaging short codes, logos, slogans, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all goodwill associated therewith and symbolized thereby, in each case, that are subject to protection under applicable Law (collectively, “Trademarks”); (B) patents and applications therefor, including divisions, continuations, continuations-in-part, provisionals, renewals, extensions and reissues (collectively, “Patents”); (C) inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, trade secrets and other proprietary confidential information, data, and know-how, including the trade secrets and other proprietary confidential information, data, and know-how in processes, techniques, business methods, customer lists, potential customer lists, supplier lists, formulas, compositions, designs, drawings, specifications, lab journals, notebooks, engineering schematics, pricing and cost information, and business and marketing plans, proposals, and methods, in each case, that are subject to protection under applicable Law (“Trade Secrets”); (D) original works of authorship, including databases and other compilations of information, software (including source, object, and any other code variants thereof), industrial designs and models, website content, advertising content and promotional materials and including copyrights and copyright registrations and applications therefor, and all renewals, extensions, amendments, alternations, modifications, restorations, and reversions thereof, in each case, that are subject to protection under applicable Law (collectively, “Copyrights”); and (E) other intellectual property and proprietary rights recognized and that are subject to protection under the Law of any jurisdiction worldwide.

(o)    Insurance. Subject to any settlements and commutations, all insurance policies held by the Company Parties and their Subsidiaries (the “Insurance Policies”) are in full force and effect, are valid and enforceable and all premiums due thereunder have been paid, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date through the date hereof, none of the Company, DPA, nor any of their Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such insurance policies, and no claim or claims have been reported to an insurance provider under any such insurance policy involving an amount in excess of $250,000 individually, or $1,000,000 in the aggregate, and no such claims have been denied in whole or in part.

(p)    Real Property.

(i)    The Company Parties and their Subsidiaries do not own any real property. The Company Parties or their applicable Subsidiaries hold good and valid leasehold interests in the real property which is reflected as such in the latest audited financial statements included in the Company Reports or leased or subleased after the date hereof by the Company Parties or their Subsidiaries (except for leases that have expired by their terms since the date thereof) (the “Leased Real Property”), free and clear of all Liens other than Permitted Liens. Section 5.1(p)(i) of the Company Disclosure Letter sets forth a true and complete list of all Leased Real Property as of the date hereof, which constitutes all real property leased or subleased by the Company Parties or their Subsidiaries. Each Contract of the Company Parties or their applicable Subsidiaries for the Leased Real Property, where such Contract constitutes a lease of real property establishing a leasehold estate under which the Company Parties or their applicable Subsidiaries are a tenant or subtenant (a “Lease”), is valid and binding on each of the Company Parties and their Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and is enforceable against the Company Parties or their Subsidiaries (in each case, subject to the Bankruptcy and Equity Exception). There is no default (or event that with notice or lapse of time or both would constitute a default) under any Lease by any of the Company Parties or their Subsidiaries that is a party thereto or to the Knowledge of the Company, any other party thereto, except in each case as, have not had, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no pending or threatened condemnation proceedings against the Leased Real Property.

(ii)    The Company Parties and their Subsidiaries own and have good and valid title to, or have valid rights to use, all material properties and assets (real, personal or mixed, tangible or intangible) used in their businesses, in each case, free and clear of all Liens other than Permitted Liens. The material tangible property and tangible assets owned or leased by the Company, DPA or their Subsidiaries, taken as a whole, are in reasonable operating condition, ordinary wear and tear excepted.

(iii)    “Permitted Lien” means (A) encumbrances for current Taxes or other governmental charges not yet due and delinquent or, if due and delinquent, are being contested in good faith by appropriate proceedings; (B) mechanics', carriers', workmen's, repairmen's or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company Parties or their applicable Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) easements, covenants, conditions, restrictions and other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the relevant asset to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted and (D) zoning or building codes. For the avoidance of doubt, “Liens” does not include any licenses to Intellectual Property.

(q)    Contracts.

(i)    As of the date hereof, none of the Company Parties or any of their Subsidiaries is a party to or bound by any Contract:

(A)    that would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act but has not been so filed prior to the date hereof;

(B)    that prohibits or restricts in any material respect the ability of the Company Parties or their Subsidiaries (or, following the Company Merger Effective Time, Parent, the Surviving Corporation, Surviving Entity, or their Affiliates) to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case other than any such Contracts that may be cancelled, terminated or withdrawn without material liability to the Company Parties or their Subsidiaries, and without any continuing such prohibition or restriction, upon notice of 90 days or less;

(C)    that contains a put, call or similar right pursuant to which the Company, DPA or any of their Subsidiaries could be required to purchase or sell, as applicable, any (i) equity interests of any Person (other than puts, calls or similar rights solely involving the Company Parties and their wholly owned Subsidiaries) or (ii) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property) for an amount in excess, in the aggregate, of $750,000;

(D)    that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person (other than confidentiality or similar agreements entered into in the ordinary course of business);

(E)    relating to the formation, creation, operation, management or control of any partnership or joint venture or similar arrangement (other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company) that is material to the business of the Company and its Subsidiaries, taken as a whole;

(F)    relating to or evidencing Indebtedness (other than between wholly owned Subsidiaries of the Company Parties or between a wholly owned Subsidiary of the Company Parties and the Company Parties) in excess of $500,000;

(G)    any Contract under which any Person (other than the Company Parties and their Subsidiaries) has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of the Company Parties or their Subsidiaries in excess of $500,000;

(H)    that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company Parties or their Subsidiaries;

(I)    (i) for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $2,000,000, or (ii) for any acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company Parties or any of their Subsidiaries has continuing “earn out” or other similar contingent payment obligations or other material obligations outstanding;

(J)    that is (i) a license agreement pursuant to which the Company Parties or any of their Subsidiaries is licensed by a third party to use any Intellectual Property for which the Company Parties or any of their Subsidiaries is required to make annual payments in excess of $250,000 (other than any “commercially available off-the-shelf software package,” or other software licensed pursuant to a software “shrink wrap,” “click wrap,” or “click-through” license) or (ii) an agreement pursuant to which a third party has licensed any Intellectual Property owned by the Company Parties or any of their Subsidiaries (other than non-exclusive licenses in the ordinary course of business);

(K)    that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company, DPA or any Subsidiary;

(L)    any Contract with a customer of the Company Parties or their Subsidiaries that provided for payments to the Company Parties or their Subsidiaries in excess of $1,000,000 during the period beginning on January 1, 2012 and ending on November 30, 2012;

(M)    any Contract with a supplier of the Company Parties or their Subsidiaries that provided for payments from the Company Parties or their Subsidiaries to such supplier in respect of services rendered by such supplier in excess of $1,000,000 during the period beginning on January 1, 2012 and ending on November 30, 2012;

(N)    any lease or similar arrangement under which the Company Parties or their Subsidiaries is the lessee of, or holds or uses, any machinery, equipment or other tangible personal property owned by any third party for an annual rent in excess of $500,000;

(O)    any Contract that obligates the Company Parties or their Subsidiaries (or following the Mergers, Parent, the Surviving Corporation, the Surviving Entity or their Affiliates) to conduct business on an exclusive basis with any third party, that contains “most favored nation” or similar covenants, in each case other than any such Contracts that may be cancelled, terminated or withdrawn without material liability, and without any continuing such obligation, to the Company Parties or their Subsidiaries upon notice of 90 days or less;

(P)    any Contract pursuant to which the Company Parties or their Subsidiaries agree to indemnify or hold harmless any director or executive officer of the Company Parties or their Subsidiaries (other than the organizational documents of the Company, Parties or their Subsidiaries); and

(Q)    any material Contracts between the Company, DPA or their Subsidiaries, on the one hand, and any of the Company's, DPA's or their Subsidiaries' directors, officers or stockholders who, to the Knowledge of the Company, own ten percent (10%) or more of any class or series of the Company's capital stock, on the other hand;

(each such Contract described in clauses (A) (in the case of clause (A) without regard to the requirement that such Contract not have been filed prior to the date hereof) through (Q), whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract”).

(ii)    True and complete copies of each Material Contract have been publicly filed or otherwise provided to Parent prior to the date hereof. Each of the Material Contracts is valid and binding on each of the Company Parties and their Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and is enforceable against the Company Parties or their Subsidiaries and, to the Knowledge of the Company, each other party thereto (in each case, subject to the Bankruptcy and Equity Exception). There is no default (or event that with notice or lapse of time or both would constitute a default) under any Material Contract by any of the Company Parties or their Subsidiaries that is a party thereto or the Knowledge of the Company, any other party thereto, except in each case as, have not had, individually or in the aggregate, a Company Material Adverse Effect.

(iii)    For purposes of this Agreement:

(A)“Indebtedness” means all indebtedness of the Company Parties and any of their Subsidiaries, determined in accordance with GAAP, including with respect to (1) all liabilities for borrowed money; (2) all liabilities evidenced by bonds, debentures, notes or other similar instruments; (3) all liabilities under capital leases to the extent required to be capitalized under GAAP; (4) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (1), (2) and (3); (5) all reimbursement obligations under letters of credit to the extent such letters of credit have been drawn (including standby and commercial); and (6) all liabilities for accrued but unpaid interest and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (1) through (5) above. For the avoidance of doubt, “Indebtedness” shall not include trade debt or similar obligations incurred in the ordinary course of business consistent with past practice.

(r)    Brokers and Finders. Except for Centerview Partners LLC, neither the Company, DPA or any of their Subsidiaries or Affiliates nor any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Mergers or the other transactions contemplated in this Agreement that would be payable by the Company, DPA or any of their Subsidiaries (or, following the Mergers, the Surviving Corporation or Surviving Entity or any of their Affiliates).

(s)    Broker-Dealer Matters.

(i)    Each Subsidiary of the Company Parties that is a broker-dealer required to be registered under the Exchange Act (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material aspects with the applicable provisions of the Exchange Act applicable to broker-dealers. To the extent required, each Broker-Dealer Subsidiary is a member organization in good standing with FINRA and any other self-regulatory organization where the conduct of its business requires such membership and in compliance in all material respects with all applicable rules and regulations of FINRA and any other self-regulatory organization of which it is a member. Each Broker Dealer Subsidiary is duly registered, licensed or qualified as a broker-dealer under, and in compliance in all material respects with, the Laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect. There is no action or proceeding pending or, to the Company's Knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(ii)    None of the Company Parties or any of their Subsidiaries, or any of their respective “associated persons,” including any of their directors, officers or employees required to be registered or licensed as a registered representative, (A) is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), (C) is subject to a disqualification that would be a basis for censure, material limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company Parties or their Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (D) and, to the Knowledge of the Company, there is no investigation pending or threatened against the Company Parties or any of their Subsidiaries or any of their “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a statutory disqualification as described in clause (B) or subject to a disqualification as described in clause (C).

(iii)    Each Broker-Dealer Subsidiary is in compliance in all material respects with all applicable regulatory net capital requirements and no distribution of cash is required to be made by any such Broker-Dealer Subsidiary that will result in it not being in compliance in all material respects with applicable regulatory net capital requirements. Each Broker-Dealer Subsidiary is in compliance in all material respects with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

(iv)    The Company has publicly filed or made available to Parent prior to the date hereof a true, correct and complete copy of each Broker-Dealer Subsidiary's Uniform Applications for Broker-Dealer Registration on Form BD filed since December 31, 2010, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”) and a true, correct and complete copy of each other registration, periodic regulatory report and material correspondence responding to results of any formal examination filed by each Broker-Dealer Subsidiary with the SEC, FINRA and any state securities authority since December 31, 2010. Each Form BD and each Broker-Dealer Subsidiary's other registrations, periodic regulatory reports and results of any formal examination filed with the SEC, FINRA and any state securities authority since December 31, 2010 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(v)    None of the Company, DPA nor any of their Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.

(vi)    The Company has provided Parent with true, correct and complete copies as in effect as of the date hereof of (A) material policies of the Company Parties and their Subsidiaries reasonably designed to avoid corruption, bribery, money laundering or unlawful political contributions, payments or gifts to government officials, (B) material personal securities trading policies of the Company Parties and their Subsidiaries, and (C) material codes of conduct and ethics of the Company Parties and their Subsidiaries.

(vii)    The conduct of the business of the Company Parties and their Subsidiaries, as presently conducted and as conducted at all times since December 31, 2010 and prior to the date hereof, does not require any of the Company Parties or their Subsidiaries or any of their respective officers or employees to be registered as an investment adviser under the Investment Advisers Act of 1940 or as an investment adviser or investment adviser representative or agent under the Laws of any Governmental Entity, except as has not had, individually or in the aggregate, a material impact on the business of the Company Parties and their Subsidiaries, taken as a whole.

(t)    Customers. Section 5.1(t) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of the names of each of the customers that accounts for 10% or more of the revenues of the Company Parties and their Subsidiaries, taken as a whole, for each of the two most recent fiscal years.

(u)    Derivative Instruments and Transactions. The Company Parties and their Subsidiaries have not entered into any Derivative Transactions for their own account or for the account of any customer. For purposes of this Agreement, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction or futures transaction relating to one or more currencies, commodities, bonds, equity securities, interest rates, credit-related events or conditions, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(v)    Material Interests of Certain Persons. As of the date hereof, there are no agreements, arrangements or understandings between the Company Parties or their Subsidiaries, on the one hand, and any officer or director of the Company, any stockholder who, to the Knowledge of the Company, owns or at any time since the Applicable Date owned ten percent (10%) or more of any class or series of the Company's capital stock, or any Affiliate of the Company (other than DPA or any other Subsidiary of the Company), on the other hand, that has not been disclosed in the Company Reports and are of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(w)    Company Parties Information. The information relating to the Company Parties and their Subsidiaries that will be provided in writing by the Company Parties or their representatives specifically for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company Parties with respect to information supplied by the Buyer Parties or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any such document.

(x)    No Other Company Party Representations or Warranties. Except for the representations and warranties set forth in this Section 5.1, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company Parties to the Buyer Parties, their Affiliates or Representatives and the Company Parties hereby disclaim any liability or indemnification obligation or other obligation of any kind or nature resulting from any such representation or warranty, whether by or on behalf thereof, or the delivery, dissemination or any other distribution or disclosure to, or the use by, the Buyer Parties, their Affiliates or any of their respective Representatives or any other Person of any documentation, estimates, projections, forecasts or other forward-looking information, business plans or other information or material by any of the Company Parties, their Affiliates or any of their respective Representatives or any other Person with respect to any one or more of the foregoing.

5.2    Representations and Warranties of the Buyer Parties. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Buyer Parties to the Company Parties prior to or simultaneously with entering into this Agreement (the “Buyer Parties Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Parties Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent), the Buyer Parties hereby represent and warrant to the Company Parties that:

(a)    Organization, Good Standing and Qualification. Each Buyer Party is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, existing, in good standing, qualified or to have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement.

(b)    Corporate Authority. The Buyer Parties have all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Buyer Parties of this Agreement and the transactions contemplated hereby, including the Mergers, have been duly authorized and approved by each of the Buyer Parties and no corporate, company, limited partnership or other action on the part of any of the Buyer Parties is necessary. In its capacity as the sole member of Merger Sub II, Merger Sub I acting by written consent has determined that the DPA Merger is fair to, and in the best interests of, Merger Sub II and the holders of its limited liability interests and has taken all necessary action to approve this Agreement and the DPA Merger and the other transactions contemplated hereby for all purposes under the limited liability company agreement of Merger Sub II and the DLLCA. This Agreement has been duly executed and delivered by each of the Buyer Parties and, assuming the due execution and delivery by each of the other parties hereto, constitutes a valid and binding agreement of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)    Governmental Filings; No Violations.

(i)    Except for (A) such filings of reports under the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (B) such filings and notifications as may be required by the HSR Act and the rules and regulations promulgated thereunder; (C) any required consent, approval, order or authorization of, or registration, declaration or filing with, FINRA or the FSA; (D) the applicable requirements of the NYSE; or (E) the filing with the Secretary of State of the State of Delaware of the Company Certificate of Merger and the DPA Certificate of Merger as required by the DGCL and DLLCA; no material notices, reports or other filings are required to be made by the Buyer Parties or their Subsidiaries with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Buyer Parties or their Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Buyer Parties and the consummation of the Mergers and the other transactions contemplated hereby.

(ii)    The execution, delivery and performance of this Agreement by the Buyer Parties do not, and the consummation of the Mergers and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent and Merger Sub I or the comparable governing documents of any of Parent's Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or, acceleration of any obligations under, or the creation of a Lien (other than a Permitted Lien) on any of the assets, of the Buyer Parties or any of their Subsidiaries pursuant to any Contract to which any of the Buyer Parties or any of their Subsidiaries is a party or by which any of the Buyer Parties or any of their Subsidiaries or any of their respective properties are bound or (C) assuming that the consents, approvals and filings referred to in Section 5.2(c)(i) are duly obtained and/or made, a violation of any Law to which any of the Buyer Parties or any of their Subsidiaries is subject, except, in the case of clause (B) or (C) above, as would not or would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement.

(d)    Litigation.

(i)    As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of Parent, threatened in writing against the Buyer Parties that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement.

(ii)    As of the date hereof, none of the Buyer Parties is a party to or subject to the provisions of any judgment, order, writ, injunction, settlement agreement, decree or award entered, issued or made by or with any Governmental Entity that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement.

(iii)    The term “Knowledge” (and derivative terms thereof) when used in this Agreement with respect to Parent shall mean the actual knowledge of those persons set forth in Section 5.2(d)(iii) of the Buyer Parties Disclosure Letter, following reasonable inquiry.

(e)    Financing. Parent has delivered to the Company Parties a true, complete and correct copy of the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub I, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Barclays Bank PLC, Royal Bank of Canada and RBC Capital Markets (as amended from time to time after the date hereof in compliance with Section 6.13(a), the “Debt Financing Commitments”), pursuant to which each lender party thereto has committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”). Parent has delivered to the Company Parties a true, complete and correct copy of each of the executed commitment letters, dated as of the date hereof, among Parent and each of Carlyle Global Financial Services Partners, L.P., Edmond de Rothschild Europportunities II SCA SICAR, Pictet & Cie and Trident V DP Holdings LP (as amended from time to time after the date hereof in compliance with Section 6.13(a), the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each investor party thereto has committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing"). Parent has delivered to the Company Parties a true, complete and correct copy of the executed rollover contribution agreements (the “Rollover Agreements”) executed by stockholders of the Company (as amended from time to time after the date hereof in compliance with Section 6.13(a), the “Rollover Stockholders”) pursuant to which each of the Rollover Stockholders has committed, subject to the terms and conditions set forth therein, to contribute to Parent the amount of New Class A Units and Class A Shares set forth therein (the “Rollover Investment”). None of the Financing Commitments or Rollover Agreements have been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and as of the date hereof, the respective commitments contained in the Financing Commitments or Rollover Agreements have not been withdrawn or rescinded in any respect. Except for a fee letter relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Company Parties, with fee amounts, pricing caps and other economic terms of the market flex and other economic terms redacted

(none of which redacted terms or amounts adversely affect the availability of or impose any additional conditions on the availability of the Debt Financing at Closing or reduce the amount of the Debt Financing (together with the amounts provided under the Equity Financing and the Roll-over Agreements) to less than the amount specified in the third to last sentence of this Section 5.2(e)), as of the date hereof, to the Knowledge of Parent, there are no side letters or other agreements, Contracts, arrangements or understandings related to the funding or investing, as applicable, of the Debt Financing other than as expressly set forth in the Debt Commitment Letters delivered to the Company Parties prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, and, to the Knowledge of Parent, each of the other parties thereto subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contractual contingencies related to the funding of the full amount of the Financing or Rollover Investment, other than as expressly set forth in the Financing Commitments or Rollover Agreements. As of the date hereof, no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) under the Financing Commitments or Rollover Agreements by Parent or, to the Knowledge of Parent, any other parties to the Financing Commitments or Rollover Agreements. As of the date hereof, the Buyer Parties have no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments or Rollover Investment contemplated by the Rollover Agreements to be satisfied by the Buyer Parties will not be satisfied on or prior to the Closing Date. Assuming the accuracy of the representations and warranties set forth in Section 5.1 and the performance in all material respects by the Company Parties of their obligations under this Agreement, the Financing, when funded in accordance with the Financing Commitments, together with the Rollover Investment, shall provide Parent with cash proceeds on the Closing Date sufficient to (i) pay the aggregate consideration required to be paid by the Buyer Parties pursuant to Section 4.1 and 4.2 hereof or required to be paid by the Buyer Parties pursuant to Section 4.4 upon Closing, (ii) pay any and all fees and expenses required to be paid by the Buyer Parties in connection with the transactions contemplated by this Agreement, and (iii) pay any and all amounts in connection with the refinancing of any outstanding indebtedness of the Company Parties or their Subsidiaries contemplated by this Agreement or the Financing Commitments. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company Parties the duly executed Guarantees. No event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) under the Guarantees by any of the Guarantors.

(f)    Capitalization. The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. The authorized equity interests of Merger Sub II consists of 100 limited liability interests, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub I are owned by Parent, free and clear of all Liens other than Liens imposed under any federal or state securities Laws. All of the issued and outstanding equity interests of Merger Sub II are owned by Merger Sub I, free and clear of all Liens other than Liens imposed under any federal or state securities Laws. Neither Merger Sub I nor Merger Sub II has conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement. As of the date hereof, the authorized capital stock of Parent consists of 1,000 shares of common stock, par value $0.01 per share. Parent has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than the Financing Commitments, those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

(g)    Brokers and Finders. Except for Sandler O'Neill + Partners, L.P., none of the Buyer Parties or any of their Affiliates or any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Mergers or the other transactions contemplated in this Agreement.

(h)    Buyer Parties Information. The information relating to the Buyer Parties and their Subsidiaries that will be provided in writing by the Buyer Parties or their representatives specifically for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading. Notwithstanding the foregoing, no representation or warranty is made by the Buyer Parties with respect to information supplied by the Company Parties or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any such document.

(i)    Delaware Law. None of the Buyer Parties or any of their respective Affiliates was an “interested stockholder” of the Company as such term is defined in Section 203 of the DGCL (other than as a result of a transaction approved by the Board of Directors of the Company as described in Section 203(a)(1) of the DGCL) at any time during the three year period immediately preceding the execution and delivery of this Agreement. As of the date hereof, no Buyer Party owns (directly or indirectly, beneficially or of record), and no Buyer Party is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any Class A Shares or Class B Shares (except as contemplated by this Agreement).

(j)    Solvency. As of the Company Merger Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Mergers and the payment of the aggregate consideration pursuant hereto, and payment of all related fees and expenses of the Buyer Parties, the Company Parties and their respective Subsidiaries in connection therewith, and assuming (x) the satisfaction of the conditions to Buyer Parties' obligations to consummate the transactions contemplated by this Agreement, or the waiver of such conditions and (y) the accuracy of the representations and warranties set forth in Section 5.1 and that the most recent financial forecasts of the Company and its Subsidiaries made available to Parent have been prepared in good faith upon assumptions that were and continue to be not unreasonable: (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation on a consolidated basis will exceed the total amount of all liabilities of the Surviving Corporation on a consolidated basis, including contingent and other liabilities, (ii) each of the Surviving Corporation and the Surviving Entity will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged in which it is about to engage, and (iii) each of the Surviving Corporation and the Surviving Entity will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(k)    Shareholder and Management Arrangements. Except as set forth on Section 5.2(k) of the Buyer Parties Disclosure Letter, as of the date hereof, none of the Buyer Parties nor their Affiliates is a party to any Contract, arrangement or material understanding with any director or officer of the Company Parties relating to this Agreement, the Mergers or any other transactions contemplated by this Agreement, or the Surviving Corporation, the Surviving Entity or their Subsidiaries, businesses or operations (including as to continuing employment).

(l)    No Disqualification. None of the Buyer Parties or any of their directors, officers or employees (A) is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), (C) is subject to a disqualification that would be a basis for censure, material limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company Parties or their Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (D) to the Knowledge of Parent, there is no investigation pending or threatened against the Buyer Parties or any of their “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a statutory disqualification as described in clause (B) or subject to a disqualification as described in clause (C).

(m)    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company Parties by the Buyer Parties and their Affiliates and Representatives, the Buyer Parties and their Affiliates and Representatives have received and may continue to receive after the date hereof from the Company Parties and their Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Buyer Parties hereby acknowledge and agree that, other than to the limited extent incorporated into the representation set forth in Section 5.2(j), (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Buyer Parties are familiar, (b) the Buyer Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward‑looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) the Buyer Parties will have no claim against the Company Parties or any of their Affiliates or Representatives, or any other Person, with respect thereto.

(n)    No Other Buyer Party Representations or Warranties. Except for the representations and warranties set forth in this Section 5.2, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Buyer Parties to the Company Parties, their Affiliates or Representatives and the Buyer Parties hereby disclaim any liability or indemnification obligation or other obligation of any kind or nature resulting from any such representation or warranty, whether by or on behalf thereof, or the delivery, dissemination or any other distribution or disclosure to, or the use by, the Company Parties, their Affiliates or any of their respective Representatives or any other Person of any documentation, estimates, projections, forecasts or other forward-looking information, business plans or other information or material by any of the Buyer Parties, their Affiliates or any of their respective Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VI

Covenants

6.1    Interim Operations. Except as (x) required by applicable Law, (y) expressly contemplated or required by this Agreement or (z) set forth in Section 6.1 of the Company Disclosure Letter, the Company Parties covenant and agree that, from and after the execution and delivery of this Agreement and prior to the Company Merger Effective Time, except with the prior written consent of Parent (which consent is not to be unreasonably withheld, conditioned or delayed), each of the Company Parties shall, and shall cause their Subsidiaries to, conduct their business in the ordinary course and shall, and shall cause their Subsidiaries to, use their respective commercially reasonable efforts to (1) preserve their business organizations intact and (2) maintain existing relations and goodwill with Governmental Entities and customers, suppliers, employees and business associates.

(a)    Without limiting the generality of the foregoing and in furtherance thereof, from and after the execution and delivery of this Agreement until the Company Merger Effective Time, except as (x) required by applicable Law, (y) expressly contemplated or required by this Agreement, or (z) as set forth in the relevant subsection of Section 6.1 of the Company Disclosure Letter (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections such action shall be expressly permitted under the first sentence of Section 6.1), except with the prior written consent of Parent (which consent not to be unreasonably withheld, conditioned or delayed), none of the Company Parties will and the Company Parties will not permit any of their Subsidiaries to:

(i)    adopt any change in the Company's certificate of incorporation or bylaws or DPA's limited liability company agreement, or adopt any material change in the applicable governing instruments of any of their Subsidiaries;

(ii)    merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate, except for (A) the Mergers or (B) any such transaction between wholly owned Subsidiaries of the Company Parties, or between any wholly owned Subsidiary of the Company Parties and the Company Parties, unless reasonably objected to by Parent following consultation;

(iii)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise) (x) any corporation, partnership or other business organization or (y) any assets from any other Person (excluding ordinary course purchases of goods, products and off-the-shelf Intellectual Property), except, following reasonable advanced consultation with Parent, where the consideration in such transaction is not in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(iv)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of its capital stock or equity interests or the capital stock or equity interests of any of its Subsidiaries (other than (A) the issuance of Class A Shares upon the exercise of Company Options and settlement of Company RSAs and Director RSAs in accordance with the Stock Plan, in each case that are outstanding as of the date hereof or that are issued after the date hereof in compliance with this Agreement, (B) the issuance of Class A Shares pursuant to that certain Exchange Agreement dated as of October 3, 2007, as amended through the date hereof, by and among the Company Parties and certain unitholders of DPA (the “Exchange Agreement”), (C) between wholly owned Subsidiaries of the Company Parties or between a wholly owned Subsidiary of the Company Parties and a Company Party), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, stock units, stock awards, warrants or other rights of any kind to acquire any shares of such capital stock, equity interests, convertible or exchangeable securities;

(v)    make any loans, advances or capital contributions to or investments in any Person (other than the Company Parties or any direct or indirect wholly owned Subsidiary of the Company Parties) other than in the ordinary course of business consistent with past practice (including business expense advances to employees) in amounts not in excess of $750,000;

(vi)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests (except for (A) regular quarterly cash dividends at a rate not in excess of $0.09 per Class A Share and $0.09 per New Class A Unit, with record dates and payment dates consistent with the prior year, (B) tax distributions not in excess of those provided for pursuant to Section 4.4 of the limited liability company agreement of DPA or (C) dividends paid by any direct or indirect wholly owned Subsidiary to the Company Parties or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or equity interests (other than the acquisition in the ordinary course of business consistent with past practice of any Class A Shares tendered by current or former Service Providers in connection with the cashless exercise of Company Options or in order to pay Taxes in connection with the exercise of Company Options or the vesting of Company RSAs and Director RSAs or in connection with any obligation under the Exchange Agreement);

(viii)    incur any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned Subsidiary of the Company Parties), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company Parties or any of their Subsidiaries, in each case other than (A) in the ordinary course of business consistent with past practice with a face value or principal amount not in excess of $2,500,000 in the aggregate, or (B) in the ordinary course under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof so long as the total Indebtedness incurred under all such letters of credit, lines of credit or credit facilities does not exceed $50,000,000 in the aggregate;

(ix)    make or authorize any capital expenditures in excess of $500,000 individually or $1,500,000 in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the 2013 capital expenditure budget of the Company Parties and their Subsidiaries in effect on the date of this Agreement (a copy of which has been previously provided to Parent);

(x)    make any material changes with respect to any method of Tax or financial accounting policies or procedures, except as required by changes in GAAP or by a Governmental Entity;

(xi)    compromise, settle or agree to settle any claims (A) involving amounts in excess of $250,000 individually or $1,000,000 in the aggregate, except to the extent reflected or reserved against in the Company's consolidated balance sheet as of September 30, 2012 included in the Company Reports in respect of the claim being settled or (B) that would impose any material non-monetary obligations on the Company Parties or their Subsidiaries or Affiliates that would continue after the Company Merger Effective Time;

(xii)    make any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xiii)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, grant a Lien (other than a Permitted Lien) on or otherwise dispose of any assets, properties or rights of the Company Parties or their Subsidiaries, including capital stock of any of their Subsidiaries that are material to the Company Parties and their Subsidiaries, taken as a whole, except (A) in the ordinary course of business consistent with past practice or (B) Liens granted in connection with any indebtedness permitted under this Section 6.1;

(xiv)    except as required under applicable Law or the terms of any Benefit Plan in effect as of the date hereof (A) grant, provide or increase (or commit to grant, provide or increase) any severance or termination payments or benefits to any current or former Service Provider who is or was an executive officer, a director or other Service Provider earning annual compensation (base salary and incentive opportunities) in excess of $750,000 (any such Service Provider, a “Material Service Provider”), grant or provide for (or commit to grant or provide for) any severance or termination payments or benefits to any other current or former Service Provider other than in the ordinary course of business consistent with past practice or increase (or commit to increase) any severance or termination payments or benefits; (B) increase in any manner the compensation or benefits of any current or former Service Provider, except (x) for increases in base salary in the ordinary course where the aggregate increase does not exceed 4.5% percent of the aggregate annualized salaries in 2012 and (y) the payment of bonuses for the 2012 performance year in the ordinary course of business and, with respect to Material Service Providers consistent with past practice, and otherwise in the aggregate consistent with past practice, and not in excess of the amounts set forth in Section 6.1(a)(xiv) of the Company Disclosure Letter; (D) become a party to, establish, adopt, terminate, materially amend (or commit to become a party to, establish, adopt, terminate, or materially amend) any Benefit Plan or arrangement that would have been a Benefit Plan if in effect on the date hereof (other than routine changes to welfare plans) or accelerate the vesting of, or lapse of restrictions on, any compensation for the benefit of any current or former Material Service Provider; (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan; or (F) terminate the employment or services of any Material Service Provider other than for cause, or hire any Person that would reasonably be expected to be a Material Service Provider;

(xv)    abandon, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property owned or exclusively licensed to the Company Parties or any of their Subsidiaries, or enter into licenses or agreements that impose material restrictions upon the Company Parties or any of their Subsidiaries with respect to its or their use of material Intellectual Property owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xvi)    (A) except in the ordinary course of business consistent with past practice, (1) modify or amend, or voluntarily or prematurely terminate, any Material Contract (other than extensions at the end of term that do not materially modify or amend the terms of such Contract or modifications or amendments to reflect actual services performed), (2) enter into any successor agreement to an expiring Material Contract that materially modifies or amends the terms of such expiring Material Contract or (3) enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof other than any such Contracts that may be cancelled, terminated or withdrawn without material liability to the Company Parties or their Subsidiaries upon notice of 90 days or less or (B) enter into any new agreement that would have been considered a Material Contract pursuant to clause (B), (I), (O) or (Q) of Section 5.1(q) if it were entered into at or prior to the date hereof;

(xvii)    fail to maintain in full force and effect material insurance policies covering the Company Parties and their Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice; or

(xviii)    agree, authorize or commit to do any of the foregoing.

(b)    Each of the Buyer Parties agrees that, from and after the execution and delivery of this Agreement and until the Company Merger Effective Time, it shall not consummate or agree to consummate any purchase or other acquisition of any assets, licenses, operations, rights or businesses (other than as expressly contemplated by this Agreement) that, individually or in the aggregate with any other such purchase or acquisition, is reasonably likely to (i) prevent or materially delay from obtaining any consents, registrations, approvals, permits or authorizations required to be obtained from any Governmental Entity in connection with the consummation of the Mergers and the other transactions contemplated hereby, (ii) result in the imposition of a condition or conditions on any such consents, registrations, approvals, permits or authorizations, or (iii) otherwise prevent or materially delay any party hereto from performing its obligations hereunder or consummating the Mergers and the other transactions contemplated hereby.

(c)    Nothing contained in this Agreement is intended to give any Buyer Party, directly or indirectly, the right to control or direct the Company Parties' or their Subsidiaries' operations prior to the Company Merger Effective Time, and nothing contained in this Agreement is intended to give the Company Parties or their Subsidiaries, directly or indirectly, the right to control or direct the Buyer Parties' operations. Prior to the Company Merger Effective Time, each of the Buyer Parties and the Company Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

(d)    Unless otherwise agreed by the parties hereto, following the date hereof and prior to the Closing Date, the Company shall use commercially reasonable efforts to make available to Parent:

(i)    an estimate of the amounts potentially payable to each Service Provider under any Benefit Plan in connection with the execution and delivery of this Agreement, the adoption of this Agreement by holders of shares constituting the Company Requisite Vote or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including as a result of a termination of employment or service), including the amount of any “excess parachute payments” within the meaning of Section 280G of the Code and any excise tax gross-up that could become payable under any Benefit Plans;

(ii)    complete and correct copies of each Lease; and

(iii)    true and complete current copies of all material Benefit Plans and, where applicable, (A) the most recently prepared actuarial report or financial statement with respect thereto, (B) the most recent summary plan description, and all material modifications thereto with respect thereto, (C) the most recent annual report (Form 5500 Series) and accompanying schedule with respect thereto, (D) the most recent determination letter with respect thereto, (E) copies of any material written correspondence with a Governmental Entity with respect thereto and (F) any related funding arrangements with respect thereto.

6.2    Acquisition Proposals; Go-Shop Period.

(a)    Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on February 8, 2013 (the “Go-Shop Period”), the Company Parties and their Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not materially more favorable in the aggregate to such Person than those contained in the Confidentiality Agreements; provided that the Company shall promptly (and in any event within twenty-four (24) hours thereafter) make available to Parent any material non-public information concerning the Company Parties or their Subsidiaries that the Company Parties provide to any Person if such information was not previously made available to Parent, and (ii) engage or enter into or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b)    No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2 (including Section 6.2(c)) and except as may relate to any Excluded Party, the Company Parties and their Subsidiaries and their respective officers and directors shall, and the Company Parties shall cause their and their Subsidiaries' other Representatives to, (i) at 12:01 a.m. on February 9, 2013 the (“No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Company Merger Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company Parties or their Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal, or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c)    Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 6.2(c), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company Parties receive a written Acquisition Proposal from any Person that did not result from a breach of Section 6.2(b), subject to compliance with this Section 6.2(c), (i) the Company Parties and their Representatives may provide non-public information and data concerning the Company Parties and their Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms not materially more favorable in the aggregate to such Person than those contained in the Confidentiality Agreements; provided that the Company shall promptly (and in any event within twenty-four (24) hours thereafter) make available to the Buyer Parties any material non-public information concerning the Company Parties or their Subsidiaries that the Company Parties made available to any Person if such information was not previously made available to Parent and (ii) the Company Parties and their Representatives may engage or participate in any discussions or negotiations with such Person, in each of (i) and (ii), if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be reasonably expected to be inconsistent with the directors' fiduciary duties under applicable Law, and (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with outside legal counsel and a financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, the Company Parties and their Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Party until 11:59 p.m. on March 8, 2013 (the “Excluded Party Deadline”), including with respect to any amended proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 6.2(b) shall not apply with respect thereto until after the Excluded Party Deadline (and thereafter the provisions of Section 6.2(b) and 6.2(c) shall apply with respect to such Excluded Party).

(d)    Definitions. For purposes of this Agreement:

(i)    “Acquisition Proposal” means any proposal or offer with respect to (x) a merger, consolidation, business combination or similar transaction with any Person or group of Persons that involves any of the Company Parties or any of their Subsidiaries or (y) any acquisition (whether by tender offer, share exchange or other manner) by any Person or group of Persons which, in each case of (x) and (y), if consummated would result in any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity securities of the Company, DPA or any of their respective Subsidiaries representing more than 20% of all outstanding equity securities of the Company or DPA (by vote or value), or more than 20% of the consolidated total assets (including, equity securities of its Subsidiaries) of the Company Parties and their Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(ii)    “Excluded Party” means any Person, group of Persons or group that includes any Person or group of Persons, from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor) constitutes, or would reasonably be expected to result in, a Superior Proposal.

(iii)    “Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purpose of this definition, the percentages in the definition of Acquisition Proposal shall be seventy-five percent (75%) rather than twenty percent (20%)) made by a third party that did not result from a material breach of this Section 6.2 for a transaction that is on terms that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and financial advisor, to be more favorable from a financial point of view to the holders of Class A Shares than the Company Merger, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement) that are deemed relevant by the Board of Directors of the Company, and taking into account all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal including the financing thereof, and the Person making the Acquisition Proposal.

(e)    No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.2(e), Section 6.2(f) or Section 8.3(a), the Board of Directors of the Company and each committee thereof shall not:

(i)    withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Mergers or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal; or

(ii)    except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, Alternative Acquisition Agreement or other similar agreement (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may withhold, withdraw, qualify or modify the Company Recommendation if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law (a “Change of Recommendation”) and may also terminate this Agreement pursuant to Section 8.3(a) (a “Fiduciary Termination”); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (x) the Company notifies Parent in writing, at least three (3) Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or effecting a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company Parties shall negotiate in good faith with Parent during such three (3)-Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to effect a Change of a Recommendation in connection with a Superior Proposal or not to effect a Fiduciary Termination pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guarantees offered in writing by Parent in a manner that would form a binding contract if accepted by the Company Parties and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, other than prior to the Excluded Party Deadline with respect to any Acquisition Proposal from any Excluded Party, in the event that the Acquisition Proposal to which this provision applies is thereafter modified in any material respect by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal to Parent and shall again comply with this Section 6.2(e) and provide Parent with an additional two (2) Business Days' notice prior to effecting any Change in Recommendation or effecting a Fiduciary Termination pursuant to Section 8.3(a) (and shall do so for each such subsequent modification).

(f)    Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement.

(g)    Notice. From and after the No-Shop Period Start Date, the Company agrees that (i) it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if (x) any Acquisition Proposal is received by it or DPA or any of their Representatives indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation constituting the Acquisition Proposal, including proposed agreements) and (y) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives in connection with a potential Acquisition Proposal, indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep Parent reasonably informed of the status of any such discussions or negotiations, and (ii) in the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within twenty-four (24) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification); provided, however, that none of the requirements contemplated by the foregoing clauses (i) and (ii) shall apply (x) during the Go-Shop Period or (y) before the Excluded Party Deadline to any

Acquisition Proposal submitted by an Excluded Party or any modification thereof. The Company Parties agree that they shall not, and shall cause their Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information.

6.3    Proxy Filings; Information Supplied. The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date hereof, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Buyer Entities shall as promptly as reasonably practicable furnish to the Company Parties any and all information relating to the Buyer Entities required or reasonably requested by the Company Parties to be included in the Proxy Statement, including any information required under the Exchange Act and the rules and regulations promulgated thereunder. The Company agrees that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response.

6.4    Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of Record Holders of Class A Shares and Class B Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement. Notwithstanding anything herein to the contrary, the Company shall be permitted to delay or postpone convening the Stockholders Meeting, or adjourn the Stockholders Meeting beyond the time that the Stockholders Meeting would otherwise be held, to promptly provide any supplement or amendment to the Proxy Statement to the Company's stockholders in advance of the Stockholders Meeting (if determined by the Company in good faith, after receipt of advice to such effect by outside counsel, that such supplement or amendment is required by applicable Law) and only for the minimum period required by applicable Law or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Class A Shares and Class B Shares represented (either in person or by proxy) and voting to approve the Mergers or to constitute a quorum necessary to conduct the business of the Stockholders Meeting. Subject to Section 6.2, the Board of Directors of the Company shall recommend such adoption, shall include such recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement. The Company agrees that unless this Agreement is terminated in accordance with its terms, the Company has an unqualified obligation to submit this Agreement to its stockholders at the Stockholders Meeting.

6.5    Filings; Other Actions; Notification.

(a)    Proxy Statement. The Company shall promptly notify Parent of the receipt of any and all written comments and material oral comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for any material additional information and shall promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to reasonably promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed reasonably promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; provided, that notwithstanding the foregoing or anything else in this Agreement to the contrary the Company shall not be required to mail the Proxy Statement prior to the later of (i) the No-Shop Start Date or (ii) if there shall be any Excluded Party, the earlier of (x) the Excluded Party Deadline or (y) the date on which the Company Parties are no longer in active negotiation with such Excluded Party with respect to an Acquisition Proposal.

(b)    Cooperation.

(i)    Subject to the terms and conditions set forth in this Agreement, the Company Parties and Buyer Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to (A) consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable the expiration or termination of any applicable waiting period, (B) to obtain all necessary actions, non actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement, under applicable Law, and (C) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the Mergers or any of the other transactions contemplated by this Agreement. In furtherance and not limitation of the foregoing, and assuming timely receipt of all information required from the Buyer Parties or the Company Parties, respectively, the Company Parties and the Buyer Parties agree to file or cause to be filed (i)(x) the initial notifications with respect to the Mergers required under the HSR Act and (y) the FINRA Rule 1017(b) application, in each case no later than fifteen (15) Business Days after the date of this Agreement, and (ii) the application for FSA approval of Parent (and any other potential controllers in Parent's group, to the extent required) acquiring control of the Company no later than twenty (20) Business Days after the date of this Agreement, and the parties will cooperate and cause their Affiliates to cooperate in connection with such filings. Notwithstanding anything to the contrary in this Agreement, in no event shall the Buyer Parties or any of their Subsidiaries or Affiliates be obligated in connection with the receipt of any consent, approval, ruling or authorization from any Governmental Entity required under applicable Law, to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to make payments (other than customary filing fees) or enter into any commercial arrangement, or commit, or commit to take, any action (A) the effectiveness or consummation of which is not conditional on the consummation of the Mergers, or (B) that would reasonably be expected to result in a material adverse impact on the Company Parties and their Subsidiaries, taken as a whole, or the Buyer Parties and their Subsidiaries (including the Surviving Corporation and the Surviving Entity and their Subsidiaries following the Company Merger Effective Time), taken as a whole.

(ii)    Subject to applicable Laws relating to the exchange of information, Parent and the Company Parties shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of non-confidential information relating to Buyer Parties or the Company Parties, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company Parties and Buyer Parties shall act reasonably and as promptly as practicable.

(c)    Subject to applicable Laws and the instructions of any Governmental Entity, the Company Parties and Buyer Parties each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of the portions of any notices or other communications received by the Buyer Parties or the Company Parties, as the case may be, from any third party or any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement. Neither the Company Parties nor Buyer Parties shall nor shall they permit any of their Subsidiaries or Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Mergers and the other transactions contemplated hereby unless they consult with the other parties in advance and, to the extent permitted by such Governmental Entity, give the other parties the opportunity to attend and participate thereat.

6.6    Access and Reports. Subject to applicable Law, from the date hereof throughout the period prior to the Company Merger Effective Time, the Company Parties shall (and shall cause their Subsidiaries to) (i) upon reasonable prior written notice, afford Parent's officers and other authorized Representatives reasonable access, during normal business hours, to its employees, properties, books, contracts and records, (ii) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested by Parent and (iii) furnish promptly to Parent any unaudited monthly consolidated statements of operations for the Company Parties and their Subsidiaries prepared and provided to management or the Company's Board of Directors; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein. All requests for information made pursuant to this Section 6.6 shall be directed to the chief executive officer or other persons designated by the chief executive officer of the Company. Neither the Company Parties nor any of their Subsidiaries shall be required to provide access to or to disclose information where, in the reasonable good faith judgment of the Company, such access or disclosure is reasonably likely to jeopardize any work product or attorney-client privilege or contravene any Law or breach any Contract to which the Company Parties or their Subsidiaries is a party or by which they are bound; and in any such event, the parties hereto will seek to make appropriate substitute disclosure arrangements. All such information shall be governed by the terms of the Confidentiality Agreements.

6.7    Stock Exchange De-listing. The Company shall use reasonable best efforts to take such actions prior to the Company Merger Effective Time to cause the Company's securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Company Merger Effective Time.

6.8    Publicity. The initial press release regarding the Mergers shall be a joint press release of the Company and Parent and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(e)) the Company Parties and Buyer Parties each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the

Mergers and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9    Employee Benefits.

(a)    For a period of one (1) year following the Closing Date, the Surviving Corporation shall provide each individual who is an employee of the Company Parties or their Subsidiaries on the Closing Date (the “Affected Employees”), while employed by the Company Parties or their Subsidiaries, with compensation and benefits (excluding any benefits accelerated or payable as a result of the transactions contemplated by this Agreement) that are no less favorable in the aggregate (and per Affected Employee not materially less favorable) than the compensation and benefits provided to such Affected Employees as of the date of this Agreement (other than equity compensation incentives and any compensation or benefits triggered in whole or in part by the consummation of the transactions contemplated hereby). Nothing contained in this Section 6.9 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date. Without limiting this Section 6.9(a), (i) during the one (1)-year period commencing at the Closing Date, Parent shall provide or shall cause the Surviving Corporation to provide to Affected Employees who are not entitled to severance benefits under a contractual arrangement and who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided to such employees upon a termination of employment immediately prior to the Closing Date, and (ii) Parent shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company Parties' and their Subsidiaries' obligations under any Benefit Plans (it being understood that this sentence does not limit the right of Parent or its applicable Subsidiary to amend or terminate a Benefit Plan to the extent permitted by such Benefit Plan and to the extent consistent with this Section 6.9). During such one (1)-year period, severance benefits to such Affected Employees shall be determined without taking into account any reduction after the Closing Date in the compensation paid to Affected Employees and used to determine severance benefits.

(b)    Parent shall cause any employee benefit plans of Parent and its Subsidiaries in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting, level of benefits (but not for any purpose under any defined benefit pension plans or plans providing for post-termination medical benefits), service by such employees as if such service were with Parent or its Subsidiaries, to the same extent such service was credited under an analogous Benefit Plan (except to the extent that it would result in a duplication of benefits with respect to the same period of service).

(c)    Following the Closing Date, with respect to the Affected Employees and their eligible dependents, Parent shall, or shall cause the Surviving Corporation, to: (i) waive any pre-existing conditions to the extent such pre-existing conditions were waived under the existing plans of the Company as of the date of this Agreement, (ii) provide credit for prior service with the Company and its Affiliates as of the Closing Date for purposes of satisfying any applicable waiting periods to the extent such credit would be recognized for this purpose under the existing plans of the Company as of the date of this Agreement, and (iii) give credit in the year in which the Closing Date occurs for any copayments, deductibles and out-of-pocket limits paid by the Affected Employee and eligible dependents in such year prior to the Closing Date to the extent such amounts would be recognized for such purposes under the existing plans of the Company as of the date of this Agreement.

(d)    Following the Closing Date, Parent or its Subsidiaries shall establish a retention plan consistent with the terms set forth on Section 6.9(d) of the Company Disclosure Letter.

(e)    Nothing contained in this Section 6.9, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or (ii) is intended to confer upon any Person (including current or former Service Providers, or dependents or beneficiaries of Service Providers) any rights as a third-party beneficiary of this Agreement.

6.10    Expenses. Except as otherwise provided in Section 8.5, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement and the financing thereof (collectively, the “Expenses”) shall be paid by the party incurring such expense except, subject to the terms of this Agreement, for Parent's reimbursement and obligations pursuant to Section 6.13(b).

6.11    Indemnification; Directors' and Officers' Insurance.

(a)    From and after the Company Merger Effective Date, the Buyer Parties, the Surviving Corporation, the Surviving Entity and their respective Subsidiaries shall, jointly and severally, indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the DGCL, the DLLCA or other applicable Law, any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Company Merger Effective Time, a director, officer or manager (or equivalent position) of the Company, DPA or any of their Subsidiaries or any director, officer or manager (or equivalent position) of the Company Parties or their Subsidiaries who is or was serving at the request of Company, DPA or any of their Subsidiaries as a director, officer, manager, employee, fiduciary, agent or trustee (or equivalent position) of another Person (each an “Indemnified Party”), against any and all losses, claims, damages, costs, expenses (including attorneys' fees and disbursements), fines, liabilities, judgments, and amounts that are paid in settlement in any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “ClaimClaim), based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or manager (or equivalent position) of Company, DPA or any of their Subsidiaries, or served at the request of the Company, DPA or any of their Subsidiaries as a director, officer, manager, employee, fiduciary, agent or trustee of another Person, prior to the Company Merger Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Company Merger Effective Time (an “Indemnity Proceeding”). To the extent permitted by applicable Law, Parent shall, or shall cause the Surviving Corporation or the Surviving Entity to, promptly advance all out-of-pocket expenses of each Indemnified Party in connection with any Indemnity Proceeding as such expenses (including attorneys' fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation); provided (if and to the extent required by the DGCL, DLLCA or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL, DLLCA or other applicable Law with respect to such Indemnity Proceeding. In the event any Indemnity Proceeding is brought against any Indemnified Party (and in which indemnification could be sought by such Indemnified Party hereunder), Parent, the Surviving Corporation, the Surviving Entity and their respective Subsidiaries shall cooperate and use reasonable best efforts to defend against and respond thereto; provided, that none of Parent, the Surviving Corporation, the Surviving Entity or their respective Subsidiaries shall settle, compromise or consent to the entry of any judgment in such Indemnity Proceeding with respect to any Indemnified Party without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) if and to the extent the terms of the proposed settlement, compromise or judgment involve any non-monetary relief or unindemnified monetary relief from such Indemnified Party.

(b)    All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of any Indemnified Party as provided in the respective certificates or articles of incorporation, bylaws or limited liability company agreement (or comparable organizational documents) of the Company Parties and their Subsidiaries shall survive the Mergers and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Company Merger Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Company Merger Effective Time.

(c)    Parent shall cause the Indemnified Parties to be covered for a period of six (6) years from the Company Merger Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to the beneficiaries thereof than such policy and with carriers having a rating comparable to the Company's current carrier) with respect to acts or omissions occurring prior to the Company Merger Effective Time that were committed by such Indemnified Parties in their applicable capacities as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 275 % of the annual premiums currently paid by the Company (which current approximate amount is set forth in Section 6.11(b) of the Disclosure Schedule) for such insurance (the “Insurance Amount”); provided, further, that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that in lieu of the foregoing insurance coverage, at any time after the date hereof, the Company may, or Parent may direct the Company to, purchase a six (6)-year prepaid “tail policy” that provides coverage no less favorable to the Indemnified Parties than the coverage described above (and at a cost no greater than that provided for above); and provided, further, that if the annual premiums for such “tail” policy exceed the Insurance Amount, then the Company may, or Parent may direct the Company to, obtain a “tail” policy with the maximum coverage available for the Insurance Amount applied over the term of such policy.

(d)    The provisions of this Section 6.11: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Parent, the Surviving Corporation, the Surviving Entity and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, any Benefit Plan, the Company's certificate of incorporation or bylaws (or comparable organizational documents of the Company's Subsidiaries), or otherwise and (iv)

shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e)    In the event that Parent, the Surviving Corporation, the Surviving Entity or any of their respective successors or permitted assigns (each, an “Indemnifying Party”) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Indemnifying Party assume all the obligations of such Indemnifying Party pursuant to this Section 6.11. In addition, if upon or following any merger, consolidation or sale of assets any Indemnifying Party is or becomes a direct or indirect Subsidiary of another Person, the ultimate parent entity of such Indemnifying Party shall guaranty the obligations of such Indemnifying Party pursuant to this Section 6.11.

6.12    Takeover Statutes. If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, the Company and its Board of Directors and DPA shall grant such approvals and take such actions as are necessary under such Takeover Statute so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

6.13    Financing; Financing Cooperation.

(a)    Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments and shall not permit, without the consent of the Company, any amendment or modification to be made to, or any waiver of any material provision or remedy under the Debt Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Financing below the amount required to consummate the transactions contemplated by this Agreement (including by changing the amount of fees to be paid or original issue discount of the Debt Financing), (y) impose new or additional conditions or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would (I) delay (taking into account the Marketing Period) or prevent the Closing Date or (II) adversely impact in any material respect the ability of Parent to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Parent may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof. For purposes of this Section 6.13, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 6.13(a) and references to “Financing Commitments” or “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section 6.13(a). Without limiting the foregoing, each of the Buyer Parties shall use its reasonable best efforts to (i) maintain in effect the Debt Financing Commitments until the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants within the control of the Buyer Parties in the Debt Financing Commitments at or prior to Closing and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments or on such terms acceptable to Parent and the providers of the Debt Financing, (iv) consummate the Financing and the Rollover Investment at or prior to the Closing, (v) enforce its rights (including through litigation to the extent necessary) under the Debt Financing Commitments, and (vi) subject to the satisfaction or waiver of the conditions set forth in the Debt Financing Commitments, cause the lenders to fund on the Closing Date the Financing contemplated to be funded on the Closing Date by the Debt Financing Commitments (or such lesser amount as may be required to consummate the Mergers and the other transactions contemplated hereby). Without limiting the generality of the foregoing, the Buyer Parties shall give the Company Parties prompt notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to any Financing Commitment or Rollover Agreement or definitive document related to the Financing or Rollover Investment of which the Buyer Parties become aware; (B) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or Rollover Agreement or any definitive document related to the Financing or Rollover Investment or any provisions of the Financing Commitment or any definitive document related to the Financing; and (C) if for any reason the Buyer Parties believe in good faith that they will not be able to obtain all or any portion of the Financing or Rollover Investment on the terms, in the manner or from the sources contemplated by the Financing Commitment or Rollover Agreements or the definitive documents related to the Financing or Rollover Investment; provided, that in no event will any of the Buyer Parties be under any obligation to disclose any information that is subject to attorney-client or similar privilege if the Buyer Parties shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within three (3) Business Days after the date the Company delivers to the Buyer Parties a written request, Buyer Parties shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent (taking into account the flex provisions set forth in the Debt Financing Commitments) than those set forth in the Debt Financing Commitment, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the later of (x) the second (2nd) Business Day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and (y) the first (1st) Business Day following the last Business Day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first (1st) period of twenty (20) consecutive Business Days after the date of this Agreement throughout and at the end of which (A) Parent shall have the Essential Marketing Information (provided that if the Company shall in good faith reasonably believes that the Company Parties have provided the Essential Marketing Information in connection with the commencement of the Marketing Period, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company Parties shall be deemed to have complied with the foregoing requirements unless Parent in good faith reasonably believes the Company Parties have not completed the delivery of the Essential Marketing Information and, within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Essential Marketing Information the Company Parties have not delivered) and (B) the conditions set forth in Section 7.1 (other than the condition contemplated by Section 7.1(a)) shall have been satisfied or waived (and remain satisfied or waived) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, however, without the consent of Parent, in no event shall the Marketing Period commence prior to the No-Shop Period Start Date or, if there is an Excluded Party, the Excluded Party Deadline; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, KPMG LLP shall have withdrawn its audit opinion contained in the Essential Marketing Information; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained. For purposes of this Agreement, “Essential Marketing Information” shall mean, as of any date, (i)(A) audited consolidated balance sheets of the Company and related statements of income and changes in cash flows of the Company for the three most recently completed fiscal years of the Company ended at least 90 days before the Closing Date and (B) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter (or year-to-date period) after the most recent fiscal year in respect of which financial statements described in clause (A) above have been delivered and ended at least 60 days before the Closing Date (other than any fourth fiscal quarter), (ii) all financial and related information reasonably requested in writing by Parent or Merger Sub I and necessary to permit Parent and Merger Sub I to prepare a pro forma consolidated balance sheet and related pro forma statement of EBITDA of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-quarter period and ended at least 60 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the transactions contemplated hereby (including the Financing) as if such transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such other financial statements) and (iii) to the extent requested in writing by Parent or Merger Sub I, all reasonably required information for, and reasonable assistance in the preparation of, a confidential information memorandum relating to the Debt Financing customary for the type of Debt Financing contemplated by the Debt Commitment Letter. Notwithstanding the foregoing, if at any time Parent does not have the Essential Marketing Information or the Essential Marketing Information is not compliant with the requirements set forth in this Section 6.13(a) throughout and on the last day of such period, then a new twenty (20) consecutive Business Day period shall commence upon Parent receiving updated Essential Marketing Information that is so compliant. Parent shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. Parent, Merger Sub I and Merger Sub II acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to their respective obligations to effect the Mergers.

(b)    Prior to the Closing, the Company Parties shall, and shall cause their Subsidiaries to, use, and shall use their reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company Parties and their Subsidiaries to use, reasonable best efforts to provide to the Buyer Parties, at Parent's sole expense, all cooperation reasonably requested by the Buyer Parties in connection with the Debt Financing, including (i) furnishing the Buyer Parties and the providers of Financing the Essential Marketing Information and such other financial and other pertinent information regarding the Company Parties and their Subsidiaries as may be reasonably requested by the Buyer Parties, (ii) participating in a reasonable number of meetings

(including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing (including assisting Parent in obtaining ratings as contemplated by the Debt Financing Commitment), (iii) assisting the Buyer Parties and the providers of Financing in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Debt Financing, (iv) reasonably cooperating with the marketing efforts of the Buyer Parties and the providers of Financing for all or any portion of the Debt Financing, (v) providing and executing documents as may be reasonably requested by Parent, including, (A) authorization letters, confirmations and undertaking in connection with the Essential Marketing Information and any offering memoranda and bank information memoranda (including with respect to presence or absence of material non-public information and the accuracy of the information contained therein, (B) documents relating to the repayment of the existing indebtedness of the Company Parties and their Subsidiaries and the release of related liens, including customary payoff letters, (C) all documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, (D) a certificate of the Chief Financial Officer of the Company with respect to solvency matters substantially in the form attached to the Debt Financing Commitment as in effect on the date hereof and (E) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing as requested by the Buyer Parties or the providers of Financing, (vi) providing all relevant information with respect to the collateral and providing reasonable access to the Buyer Parties and the providers of Financing to allow them to conduct audit examinations and appraisals with respect to such collateral, (vii) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, (viii) using reasonable best efforts to satisfy the conditions precedent set forth in the Debt Financing Commitment or any definitive documentation relating to the Financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of any of the Company Parties and their Subsidiaries, (ix) using reasonable best efforts to cooperate with the due diligence investigation of the providers of Financing, to the extent customary and reasonable and not unreasonably interfering with the business of the Company Parties and (x) using commercially reasonable efforts to obtain accountant's comfort letters and legal opinions reasonably requested by the Buyer Parties or the providers of Financing and customary for financings similar to the Financing; provided, however, that, (a) irrespective of the above, no obligation of the Company Parties or any of their Subsidiaries under any such certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the DPA Merger Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the DPA Merger Effective Time) or that would be effective prior to the DPA Merger Effective Time, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company Parties or their Subsidiaries and (c) none of the Company Parties or any of their Subsidiaries shall be required to issue any offering or information document. The Company Parties shall use commercially reasonable efforts to supplement the Essential Marketing Information on a reasonably current basis to the extent that any such Essential Marketing, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading in any material respect. None of the Company Parties or any of their Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the

Financing prior to the DPA Merger Effective Time. Parent shall indemnify and hold harmless the Company Parties, their Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of Financing (including any action taken in accordance with this Section 6.13(b)) and any information utilized in connection therewith (other than historical information relating to the Company Parties or their Subsidiaries provided by the Company in writing specifically for use in the Financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company Parties or their Subsidiaries in connection with this Section 6.13(b). The Company Parties hereby consent to the use of their and their Subsidiaries' logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company Parties or any of their Subsidiaries.

(c)    The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries, as applicable, to deliver all notices and take all other actions required to facilitate the termination of commitments under that certain Credit Agreement, dated as of July 15, 2009, by and between DPA, each lender from time to time party thereto and Bank of America, N.A. (as amended, the “Credit Agreement”), the repayment in full (or in the case of letters of credit, replacement or cash collateralization) of all obligations then outstanding thereunder (using funds provided by or at the direction of Parent) and the release of all Liens in connection therewith on the Closing Date (such termination, repayment and release, the “Credit Agreement Termination”); provided, that in no event shall this Section 6.13(c) require the Company or any of its Subsidiaries to cause such Credit Agreement Termination unless the Closing shall have occurred and Parent shall have complied with its obligations under this Section 6.13(c). Concurrently with the Closing, Parent shall pay to the administrative agent under the Credit Agreement all amounts required pursuant to the terms of the Credit Agreement and specified in the applicable payoff letter to effect the Credit Agreement Termination.

6.14    Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, prior to the Company Merger Effective Time against any of the Company Parties or their Subsidiaries and/or the members of the Board of Directors of the Company, the Company shall promptly notify Parent of any such stockholder litigation and shall keep Parent reasonably informed with respect to the status thereof. None of the Company Parties or their Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed).

6.15    Rule 16b-3. Prior to the Company Merger Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16    Notification of Certain Matters. Buyer Parties shall give prompt notice to the Company and the Company Parties shall give prompt notice to Parent of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) a material failure of Buyer Parties, on the one hand, or the Company Parties, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company Parties or the Buyer Parties, as applicable, to consummate the transactions contemplated hereby to be satisfied at the Closing; provided, however, that no such notification shall affect the representations and warranties of any of the parties or the conditions to the performance by the parties hereunder; provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided under this Section 6.16.

ARTICLE VII

Conditions

7.1    Conditions to Each Party's Obligation to Effect the Mergers. The respective obligation of each of the Company Parties and Buyer Parties to effect the Mergers is subject to the satisfaction or waiver (where permissible and in writing) of each of the following conditions:

(a)    Stockholder Approval. This Company Requisite Vote shall have been obtained.

(b)    Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; (ii) the FSA shall have notified Parent pursuant to Section 189(4)(a) of the Financial Services and Markets Act of 2000 (the “FSMA”), that the FSA approves of Parent (and any other potential controllers in Parent's group, to the extent required) acquiring control of the Company, or shall have given such approval pursuant to Section 189(6) of the FSMA; and (iii) either (A) the parties shall have received the written approval of FINRA for the Mergers pursuant to FINRA Rule 1017; or (B) (1) thirty five (35) calendar days shall have elapsed after the filing of the FINRA Rule 1017 filing and such filing shall not have been rejected; (2) Parent or the Company shall have thereafter notified FINRA that the parties hereto intend to consummate the Closing pursuant to FINRA Rule 1017 without written approval from FINRA; and (3) either (x) FINRA shall have informed the parties that it would not impose restrictions on Parent or any of its Subsidiaries (including the Surviving Corporation and the Surviving Entity and their Subsidiaries following the Company Merger Effective Time) of the sort to which the parties would not have to agree in seeking FINRA approval in accordance with the last sentence of Section 6.5(b)(i) if the Closing is effected without FINRA approval (“Material Restrictions”) or (y) FINRA shall not have informed the parties that it is considering imposing Material Restrictions by the later of thirty (30) calendar days after the FINRA 1017 application is filed and the date of receipt of FSA approval contemplated by the preceding clause (ii).

(c)    No Injunctions or Restraints; Illegality. No order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) restraining, enjoining or otherwise preventing the consummation of the Mergers or any of the other material transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Mergers or any of the other material transactions contemplated by this Agreement.

7.2    Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to effect the Mergers are also subject to the satisfaction or waiver (in writing) by Parent of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company Parties set forth in the first three sentences of Section 5.1(b) shall be true and correct in all respects (except for such inaccuracies as are de minimis relative to Section 5.1(b) taken as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company Parties set forth in Section 5.1(a), 5.1(b) (other than the first three sentences thereof), 5.1(c), 5.1(j) and 5.1(r) shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers contained therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Company Parties set forth in Section 5.1(f)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; and (iv) the other representations and warranties of the Company Parties set forth in Article V of this Agreement shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company Parties. The Company Parties shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any change, event or occurrence that has had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Officer's Certificate. Parent shall have received a certificate from the Company Parties, dated as of the Closing Date and signed on behalf of the Company Parties by an executive officer of the Company, stating that the conditions specified in Section 7.2(a) through 7.2(c) have been satisfied.

7.3    Conditions to Obligation of the Company Parties. The obligation of the Company Parties to effect the Mergers is also subject to the satisfaction or waiver (in writing) by the Company of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not or would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement.

(b)    Performance of Obligations of the Buyer Parties. Each of the Buyer Parties shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)    Officer's Certificate. The Company shall have received a certificate from the Buyer Parties, dated as of the Closing Date and signed on behalf of the Buyer Parties by an executive officer of Parent, stating that the conditions specified in Section 7.3(a) through 7.3(b) have been satisfied.

7.4    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied to excuse such party's obligation to effect the Mergers if such failure was caused, in whole or in part, by such party's breach of any provision of this Agreement.

ARTICLE VIII

Termination

8.1    Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the DPA Merger Effective Time, whether before or after the Company Requisite Vote is obtained by mutual written consent of the Company (on behalf of the Company Parties) and Parent (on behalf of the Buyer Parties).

8.2    Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the DPA Merger Effective Time by written notice of either Parent (on behalf of the Buyer Parties) or the Company (on behalf of the Company Parties) if:

(a)    the Mergers shall not have been consummated by July 1, 2013, whether such date is before or after the date the Company Requisite Vote is obtained (such date, the “Termination Date”);

(b)     the Stockholders Meeting shall have been held and completed and the Company Requisite Vote shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or

(c)     any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable (whether before or after the Company Requisite Vote has been obtained);
provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

8.3    Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned:

(a)    by written notice of the Company (on behalf of the Company Parties) at any time prior to the receipt of the Company Requisite Vote if (A) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including Section 6.2(e)), to enter into definitive transaction documentation providing for a Superior Proposal (“Alternative Acquisition Agreement”), (B) immediately prior to or substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (C) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b)    by written notice of the Company (on behalf of the Company Parties) at any time prior to the DPA Merger Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by the Buyer Parties in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the Termination Date; provided, however, that the Company Parties are not then in material breach of this Agreement; or

(c)    by written notice of the Company (on behalf of the Company Parties) at any time prior to the DPA Merger Effective Time if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and remain satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that such conditions would be satisfied at such date), (ii) the Buyer Parties fail to consummate the transactions contemplated by this Agreement within three (3)-Business Days following the date the Closing should have occurred pursuant to Section 1.2 and (iii) the Company Parties stood ready, willing and able to consummate the Mergers and the other transactions contemplated by this Agreement on that date and continue to stand ready, willing and able to do so and the Company (on behalf of the Company Parties) has given Parent an irrevocable written notice on or prior to such date confirming that fact; provided, that during such three (3) Business Day period following the date the Closing should have occurred pursuant to Section 1.2, the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(c) and the Buyer Parties shall not be entitled to terminate this Agreement pursuant to Section 8.2(a).

8.4    Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned:

(a)    by written notice of Parent (on behalf of the Buyer Parties) at any time prior to the Stockholders Meeting if (i) the Board of Directors of the Company fails to recommend in the Proxy Statement the approval and adoption of this Agreement or shall make a Change of Recommendation or shall approve, recommend or endorse (or in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of within ten (10) Business Days after the commencement of such tender offer or exchange offer) an Acquisition Proposal or resolves or publicly proposes to do any of the foregoing; (ii) the Board of Directors of the Company fails to publicly reaffirm the Company Recommendation upon the reasonable written request therefor by Parent by the earlier of ten (10) Business Days following a reasonable written request by Parent and two (2) Business Days prior to the Stockholder Meeting; or (iii) there shall have been a willful and material breach by any of the Company Parties' directors, officers or manager of Section 6.2, Section 6.3 or Section 6.4 and, with respect to Section 6.3 or Section 6.4, such breaches cannot be or are not cured reasonably promptly after written notice thereof; or

(b)    by written notice of Parent (on behalf of the Buyer Parties) at any time prior to the DPA Merger Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by the Company Parties in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the Termination Date; provided, however, that the Buyer Parties are not then in material breach of this Agreement.

8.5    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability to pay the Termination Fee or Parent Fee pursuant to this Section 8.5, (ii) subject to the limitations set forth in Section 8.5(d), no such termination shall relieve any of the parties of liability for any willful and material breach of this Agreement prior to termination; and (iii) the agreements of the parties contained in the last sentence of Section 6.6 (Confidentiality), Section 6.10 (Expenses), the indemnification and reimbursement provisions of Section 6.13(b), this Section 8.5, Article IX, the Confidentiality Agreements and the Guarantees shall survive the termination of this Agreement (in the case of the Confidentiality Agreements and Guarantees, subject to the terms thereof).

(b)    In the event that:

(i)    (x) this Agreement is terminated pursuant to Section 8.2(b), Section 8.2(a) (in the case of Section 8.2(a) only, before obtaining the Company Requisite Vote) or Section 8.4(b) (as a result of any willful breach), (y) any Person shall have publicly disclosed or shall have made known to the Company's Board of Directors a bona fide Acquisition Proposal after the date hereof and prior to such termination (unless irrevocably and, if such Acquisition Proposal is public, publicly withdrawn prior to such termination), and (z) within twelve (12) months after such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii)    this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii)    this Agreement is terminated by the Company pursuant to Section 8.3(a);
then the Company shall:

(A)    in the case of clause (i) above, promptly, but in no event later than three (3) Business Days, after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(z) above, pay Parent the Termination Fee by wire transfer of immediately available funds;

(B)    in the case of clause (ii) above, promptly but in no event later than three (3) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer of immediately available funds; provided, however, in the event the Termination Fee includes any Expense Reimbursement, the portion of the Termination Fee representing the Expense Reimbursement is payable within two Business Days after receipt from Parent of an invoice therefor; and

(C)    in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion); provided, however, in the event the Termination Fee includes any Expense Reimbursement, the portion of the Termination Fee representing the Expense Reimbursement is payable within two Business Days after receipt from Parent of an invoice therefor.

“Expense Reimbursement” shall mean the amount of all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of financing sources, counsel, accountants, investment banks, experts and consultants to a party hereto and its affiliates) of up to $1,250,000 in the aggregate actually incurred in connection with the transactions contemplated hereby, and payable, by the Buyer Parties or any of their Affiliates.

“Termination Fee” shall mean (x) an amount equal to $6,654,775.36 plus the Expense Reimbursement, if the Termination Fee becomes payable in connection with the termination of this Agreement on or prior to the Excluded Party Deadline (1) by the Company pursuant to Section 8.3(a) in connection with a Superior Proposal made by an Excluded Party or (2) by Parent pursuant to Section 8.4(a)(i) or Section 8.4(a)(ii) in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party, and (y) an amount equal to $19,964,326.07 without any Expense Reimbursement, in all other circumstances.

(c)    In the event that this Agreement is terminated pursuant to:

(i)    Section 8.3(b); or

(ii)    Section 8.3(c);

then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $39,928,652.14 (the “Parent Fee”), by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(d)    The Buyer Parties and Company Parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, the Buyer Parties, on the one hand, or the Company Parties, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to the Buyer Parties, on the one hand, or Parent shall pay to the Company Parties, on the other hand, its reasonable out-of-pocket costs and expenses (including attorneys' fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the Parties hereto expressly acknowledge and agree that:

(i)    Except for an order of specific performance as and only to the extent expressly permitted by Section 9.5(c) prior to the termination of this Agreement pursuant to its terms, the Company's receipt of the Parent Fee pursuant to Section 8.5(c) and any reimbursement and expense obligations of Parent pursuant to the first sentence of this Section 8.5(d) together with the rights and remedies available to the Company in the indemnification and reimbursement provisions of Section 6.13(b), the Equity Financing Commitments and the Guarantees (but subject in all cases to the limitations set forth in this Agreement, the Guarantees and the Equity Financing Commitments), shall be the sole and exclusive remedies of the Company Parties and their Subsidiaries against the Buyer Parties, the Guarantors, their financing sources and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents for any loss suffered with respect to this Agreement, the Guarantees, the transactions contemplated hereby and thereby, the termination of this Agreement, the failure of the Mergers to be consummated or any breach of this Agreement or the Guarantees by the Buyer Parties; and upon payment in accordance with the terms of this Agreement of the Parent Fee, and any reimbursement and expense obligations of Parent pursuant to the first sentence of this Section 8.5(d) and subject to the indemnification and reimbursement provisions of Section 6.13(b), none of the Buyer Parties, their financing sources, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents shall have any further liability or obligation to the Company Parties or their Subsidiaries relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that nothing in this Agreement will limit in any way the remedies of the parties under the Confidentiality Agreements;

(ii)    In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, subject to the indemnification and reimbursement provisions of Section 6.13(b), the payment of (A) the Parent Fee pursuant to Section 8.5(c), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Company Parties and their Subsidiaries by reason of breach or termination of this Agreement or the Guarantees, and (B) any reimbursement and expense obligations of Parent pursuant to the first sentence of this Section 8.5(d), shall be in full and complete satisfaction of any and all monetary damages of the Company Parties and their Subsidiaries arising out of or related to this Agreement and the Guarantees, the transactions contemplated hereby and thereby (including, any breach by the Buyer Parties), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure against the Buyer Parties, their financing sources, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents; and in no event will the Company Parties or any of its Subsidiaries, after being paid such amounts in accordance with the terms of this Agreement, seek to recover any other monetary damages or seek any other remedy based on a claim in law or in equity with respect thereto; provided, however, this Section 8.5(d)(ii) shall not (x) limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) or of the Equity Financing Commitments or Guarantees (but subject in all cases to the limitations set forth in the Guarantees and the Equity Financing Commitments) prior to the termination of this Agreement in accordance with its or their terms or (y) limit in any way the remedies of the parties under the Confidentiality Agreement;

(iii)    Subject to the indemnification and reimbursement provisions of Section 6.13(b), in no event shall the Company Parties or any of their Subsidiaries be entitled to seek or obtain any recovery or judgment in excess of the Parent Fee (plus, in the case the Parent Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(d)), against the Buyer Parties, their financing sources, the Guarantors or any of their respective stockholders, partners, members, Affiliates, directors, officers, employees or agents or any of their respective assets, and in no event shall the Company Parties or any of their Subsidiaries be entitled to seek or obtain any other damages of any kind against any such Person or the financing sources, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Guarantees or the transactions contemplated hereby and thereby (including, any breach by the Buyer Parties), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.5(d)(iii) shall not (x) limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) or of the Equity Financing Commitments or Guarantees (but subject in all cases to the limitations set forth in the Guarantees and the Equity Financing Commitments prior to the termination of this Agreement in accordance with its or their terms or (y) limit in any way the remedies of the parties under the Confidentiality Agreement;

(iv)    Except for an order of specific performance as and only to the extent expressly permitted by Section 9.5(c) prior to the termination of this Agreement pursuant to its terms and (ii) for any willful and material breach by any of the Company Parties of this Agreement prior to termination, Parent's receipt of the Termination Fee from the Company Parties pursuant to Section 8.5(b) (including any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(d)), shall be the sole and exclusive remedy of the Buyer Parties, the Guarantors and their respective Affiliates against the Company Parties, their Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents for any loss suffered with respect to this Agreement, the transactions contemplated hereby (including any breach by the Company Parties), the termination of this Agreement, the failure of the Mergers to be consummated or any breach of this Agreement by the Company Parties, and upon payment of such amounts, none of the Company Parties, their Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that notwithstanding anything to the contrary in this Section 8.5(d)(iv), nothing shall relieve the Company Parties of liability for any willful and material breach of this Agreement; and

(v)    Except for any willful and material breach by the Company Parties of this Agreement, in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement, the payment of (A) the Termination Fee pursuant to Section 8.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Buyer Parties by reason of breach (other than any willful or intentional and material breach) or termination of this Agreement, and (B) any reimbursement obligations of the Company Parties pursuant to the first sentence of this Section 8.5(d) shall be in full and complete satisfaction of any and all monetary damages of the Buyer Parties arising out of or related to this Agreement, the transactions contemplated hereby and thereby (including, any breach by the Company Parties that is not a willful or intentional and material breach), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure.

(vi)    Except for any willful material breach by any of the Company Parties prior to the termination of this Agreement, (a) in no event shall the Buyer Parties or the Guarantors be entitled to seek or obtain any recovery or judgment in excess of the Termination Fee (plus, in the case the Termination Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(d) against the Company Parties, their Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents or any of their respective assets, and (b) in no event shall the Buyer Parties or the Guarantors be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including, any breach by the Company Parties), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.5(d)(vi) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement in accordance with its terms or the rights of the Buyer Parties with respect to any willful and material breach by any of the Company Parties; provided, further, however, that notwithstanding anything else to the contrary contained herein, following any termination of this Agreement by the Company pursuant to Section 8.3(a), Parent's receipt of the Termination Fee from the Company Parties pursuant to Section 8.5(b) (including any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(d)), shall be the sole and exclusive remedy of the Buyer Parties, the Guarantors and their respective Affiliates and upon payment of such amounts, none of the Company Parties, their Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX

Miscellaneous and General

9.1    Nonsurvival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Company Merger Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Company Merger Effective Time.
9.2    Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Company Merger Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties (provided that no such modification or amendment shall be made to the provisions with respect to which any lender party under the Debt Financing is a third party beneficiary hereunder shall be amended in a manner materially adverse to such lender without its prior written consent).

9.3    Waiver of Conditions. The conditions to each of the Buyer Parties' and Company Parties' obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)    THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)

(i)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including with respect to the making of required regulatory filings in connection with the transactions contemplated hereby, this being in addition to any other remedy to which they are entitled at Law or in equity.

(ii)    Notwithstanding Section 9.5(c)(i), it is explicitly agreed that the Company Parties shall be entitled to seek specific performance of Buyer Parties' obligation hereunder to cause the Equity Financing to be funded to fund the Merger (but not the right of the Company to specific performance for obligations other than with respect to the Equity Financing), if and only if (A) all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (C) the Company Parties have each irrevocably confirmed in writing to Parent that if the Equity Financing and Debt Financing are funded, then the Closing pursuant to Article II will occur; provided, that while the Company may pursue both a grant of specific performance in accordance with Section 9.5(c) and the payment of the Parent Fee, under no circumstances shall the Company Parties be permitted or entitled to receive both a grant of (1) specific performance of the Equity Financing to be funded and/or the consummation of the Mergers and the other transactions contemplated hereby (which specific performance order is satisfied) and (2) the payment of the Parent Fee.

(iii)    Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)    Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the debt financing sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.6    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to the Buyer Parties:

Carlyle Global Financial Services Partners, L.P.
c/o The Carlyle Group
520 Madison Avenue
New York, NY 10022
Facsimile: 212-813- 4901
Attention: John C. Redett

and

Trident V DP Holdings LP
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Facsimile: (203) 625-8357
Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile: (212) 403-2000
Attention: Nicholas G. Demmo

If to the Company:

Duff & Phelps Corporation
55 East 52nd Street, 31st Floor,
New York, NY 10055
Facsimile: (917) 720-8628
Attention: Edward Forman
with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile: (212) 446-6460
Attention: David Fox
Daniel Wolf

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7    Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Buyer Parties Disclosure Letter, the Voting and Support Agreements, the Confidentiality Agreements, the Equity Financing Commitments and the Guarantees constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8    No Third Party Beneficiaries. Except for (i) the Indemnified Parties pursuant to Section 6.11, (ii) the Representatives of the Company Parties and their Subsidiaries with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 6.13(b), and (iii) if the Effective Time occurs, the Persons benefiting from Article IV pursuant thereto, and (iv) the Persons described in Sections 8.5(d)(ii), 8.5(d)(iii) and 8.5(d)(v) pursuant thereto, who shall be in each case express third party beneficiaries of, and shall be entitled to rely on and enforce, Sections 6.11, 6.13(b), 8.5(d), 9.1, 9.5(b) and (d) this Section 9.8 and Section 9.10, as applicable, this Agreement is not intended to, and does not, confer upon any other Person any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Company Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of a party to take any action, such requirement shall be deemed to include an undertaking on the part of that party to cause such Subsidiary to take such action.

9.10    Non-recourse. Other than with respect to Retained Claims, all claims, obligations, liabilities or cause of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, except for claims that the Company may assert: (i) against any Person that is party to, and solely pursuant to the terms of, confidentiality agreements with the Company; (ii) against the Guarantors (and their legal successors and assigns of their obligations thereunder) under, and pursuant to the terms of, the Guarantees; (iii) against each of the parties to the Equity Financing Commitments for specific performance of such party's obligations under its Equity Financing Commitment to fund its commitment thereunder in accordance with and pursuant to the terms thereof and Section 9.5(c); and (iv) against the Buyer Parties in accordance with and pursuant to the terms of this Agreement (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”)

9.11    Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)    Each party hereto has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties and any attempt to make any such assignment without such consent shall be null and void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DUFF & PHELPS CORPORATION

By:	/s/ Noah Gottdiener
Name:	Noah Gottdiener
Title:	Chief Executive Officer, President and Chairman of the Board

DUFF & PHELPS ACQUISITIONS, LLC

By:	/s/ Noah Gottdiener
Name:	Noah Gottdiener
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

DAKOTA HOLDING CORPORATION

By:	/s/ John C. Redett
Name:	John C. Redett
Title:	Vice President

DAKOTA ACQUISITION I, INC.

By:	/s/ John C. Redett
Name:	John C. Redett
Title:	Vice President

DAKOTA ACQUISITION II, INC.

By:	/s/ John C. Redett
Name:	John C. Redett
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(d)(i)
Affected Employees	6.9(a)
Affiliate	5.1(a)(i)
Agreement	Preamble
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Bribery Act	5.1(i)
Broker-Dealer Subsidiary	5.1(s)(i)
Business Day	1.2
Buyer Parties	Preamble
Buyer Parties Disclosure Letter	5.2
Bylaws	2.2
Certificate of Formation	2.3
Change of Recommendation	6.2(e)(ii)
Charter	2.1
Chosen Courts	9.5(a)
Claim	6.11(a)
Class A Share	4.2(a)
Class B Share	4.1(e)
Closing	1.2
Closing Date	1.2
Code	4.3(g)
Company	Preamble
Company Certificate of Merger	1.3(b)
Company Disclosure Letter	5.1
Company ERISA Affiliate	5.1(h)(iv)
Company Financial Statements	5.1(e)(ii)
Company Material Adverse Effect	5.1(a)(iii)
Company Merger	Recitals
Company Merger Effective Time	1.3
Company Option	4.4(a)
Company Parties	Preamble
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company RSA	4.4(b)
Company Units	5
Contract	5.1(d)(ii)

Copyrights	5.1(n)(iii)
Credit Agreement	6.13(c)
Credit Agreement Termination	6.13(c)
Debt Financing	5.2(e)
Debt Financing Commitments	5.2(e)
Derivative Transactions	5.1(u)
DGCL	1.1
Dissenting Shares	4.3(f)(i)
Dissenting Units	4.3(f)(ii)
DLLCA	1.1
DPA	Preamble
DPA Certificate of Merger	1.3(a)
DPA Merger	Recitals
DPA Merger Effective Time	1.3(a)
Environmental Law	5.1(k)(iii)
Equity Financing	5.2(e)
Equity Financing Commitments	5.2(e)
ERISA	5.1(h)(i)
Essential Marketing Information	6.14(a)
Event	5.1(a)(iii)
Exchange Act	5.1(d)(i)
Exchange Agreement	6.1(b)(iv)
Exchange Fund	4.3(a)
Excluded Party	6.2(d)(ii)
Excluded Shares	4.2(a)
Excluded Units	4.1(a)
Expense Reimbursement	8.5(b)
Expenses	6.10
FCPA	5.1(a)(i)
Fiduciary Termination	6.2(e)(ii)
Financing	5.2(e)
Financing Commitments	5.2(e)
FINRA	5.1(d)(i)
Form BD	5.1(s)(iv)
FSA	5.1(d)(i)
FSMA	7.1(b)
Go-Shop Period	6.2(a)
Government Official	5.1(i)
Governmental Entity	5.1(d)(i)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substance	5.1(k)(iv)
HSR Act	5.1(d)(i)
Indebtedness	5.1(q)(iii)(A)
Indemnified Party	6.11(a)
Indemnifying Party	6.11(e)

Indemnity Proceeding	6.11(a)
Injunction	7.1(c)
Insurance Amount	6.11(c)
Insurance Policies	5.1(o)
Intellectual Property	5.1(n)(iii)
IRS	5.1(h)(iii)
Knowledge (with respect to Parent)	5.2(d)(iii)
Knowledge (with respect to the Company)	5.1(g)(iii)
Laws	5.1(i)(i)
Lease	5.1(p)(i)
Leased Real Property	5.1(p)(i)
Licenses	5.1(i)(i)
Lien	5.1(b)
LLC Agreement	2.4
Marketing Period	6.13(a)
Material Contract	5.1(q)(i)
Material Service Provider	6.1(a)(xiv)
Merger Sub I	Preamble
Merger Sub II	Preamble
Mergers	Recitals
New Class A Unit	4.1(a)
Non-U.S. Benefit Plans	5.1(h)(ii)
No-Shop Period Recommencement Date	6.2(c)
No-Shop Period Start Date	6.2(b)
Other Anticorruption Laws	5.1(i)
Parent	Preamble
Parent Fee	8.5(c)
Patents	5.1(n)(iii)
Paying Agent	4.3(a)
Per Share Merger Consideration	4.2(a)
Per Unit Merger Consideration	4.1(a)
Permitted Lien	5.1(p)(iii)
Person	4.2(f)
Preferred Shares	5.1(b)
Proxy Statement	6.3
Record Holder	4.1(b)
Release	5.1(k)(v)
Representatives	6.2(a)
Retained Claims	73
Rollover Agreements	5.2(d)(i)
Rollover Investment	5.2(d)(i)
Rollover Stockholders	5.2(d)(i)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(a)(i)
Service Providers	5.1(h)(ii)

Stock Plan	5.1(b)
Stockholders Meeting	6.4
Subsidiary	5.1(a)(ii)
Subsidiary Shares	4.2(a)
Superior Proposal	6.2(d)(iii)
Surviving Corporation	1.1(b)
Surviving Entity	1.1
Takeover Statute	5.1(j)
Tax or Taxes	5.1(l)(vi)
Tax Return	5.1(l)(vi)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Trade Secrets	5.1(n)(iii)
Trademarks	5.1(n)(iii)
U.S. Benefit Plans	5.1(h)(ii)
Voting and Support Agreement	Recitals